Exhibit 99.1

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management is responsible for establishing and maintaining adequate internal control over financial reporting for the Company. In order to evaluate the effectiveness of internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act, management has conducted an assessment, including testing, using the criteria in Internal Control – Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in 2013. The Company’s system of internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Based on its assessment, management has concluded that the Company maintained effective internal control over financial reporting as of December 31, 2019, based on criteria in Internal Control – Integrated Framework, issued by the COSO in 2013. The effectiveness of the Company’s internal control over financial reporting as of December 31, 2019, has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which is included below.

/s/ Thomas A. Kennedy	/s/ Anthony F. O’Brien
Thomas A. Kennedy	Anthony F. O’Brien
Chairman and Chief Executive Officer	Vice President and Chief Financial Officer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Raytheon Company

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated balance sheets of Raytheon Company and its subsidiaries (the “Company”) as of December 31, 2019 and 2018, and the related consolidated statements of operations, of comprehensive income, of equity and of cash flows for each of the three years in the period ended December 31, 2019, including the related notes (collectively referred to as the “consolidated financial statements”). We also have audited the Company’s internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control - Integrated Framework (2013) issued by the COSO.

Changes in Accounting Principles

As discussed in Note 1 to the consolidated financial statements, the Company changed the manner in which it accounts for leases in 2019 and the manner in which it accounts for certain stranded tax effects impacting accumulated other comprehensive income in 2018.

Basis for Opinions

The Company’s management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express opinions on the Company’s consolidated financial statements and on the Company’s internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.

Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that (i) relate to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Revenue Recognition - Contract Estimates at Completion

As described in Note 1 to the consolidated financial statements, the vast majority of the Company’s revenues of $29.2 billion for the year ended December 31, 2019 are from long-term contracts associated with the design, development, manufacture or modification of complex aerospace or defense equipment or related services. The Company generally recognizes revenue over time as it performs on its contractual performance obligations because of continuous transfer of control to the customer. Because of control transferring over time, revenue is recognized based on the extent of progress towards completion of the performance obligation. The extent of progress towards completion is measured based on the ratio of costs incurred to date to the total estimated costs at completion of the performance obligation. Due to the nature of the work required to be performed on many of the Company’s performance obligations, the estimation of total revenue and cost at completion is complex, subject to many variables and requires significant judgment by management on a contract by contract basis. These variables and significant judgments may include assumptions related to the estimated award fees, incentive fees, or other provisions that can either increase or decrease the transaction price, outstanding key contract matters, progress toward completion and the related program schedule, identified risks and opportunities including the ability and cost to achieve the schedule (e.g., the number and type of milestone events) and technical requirements (e.g., a newly-developed product versus a mature product), labor productivity and availability, the complexity of the work to be performed, the availability of materials, the length of time to complete the performance obligation (e.g., to estimate increases in wages and prices for materials and related support cost allocations), execution by the Company’s subcontractors, the availability and timing of funding from the customer, overhead cost rates, the estimated cost of satisfying the Company’s industrial cooperation agreements required under certain contracts and the likelihood of obtaining required regulatory approvals based upon all known facts and circumstances.

The principal considerations for our determination that performing procedures relating to revenue recognition - contract estimates at completion is a critical audit matter are there was significant judgment by management in developing their estimates of total revenue and total costs at completion, including significant judgments and assumptions related to the applicable aforementioned variables on a contract by contract basis. This in turn led to a high degree of auditor judgment, subjectivity, and effort in performing procedures and in evaluating audit evidence relating to management’s estimates of total revenue and total cost at completion for contracts.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to the revenue recognition process, including controls over the determination of total revenue and total costs at completion. These procedures also included, among others, testing management’s process for developing the estimated total revenue and total costs at completion for selected contractual performance obligations. This included evaluating the reasonableness of certain significant judgments and assumptions made by management by understanding the nature and status of the selected contract and related performance obligations, in certain instances performing retrospective reviews of contract estimates and changes in estimates over time, evaluating evidence to support selected estimated costs to complete, and inquiring of program management as to the reasonableness of the significant judgments and assumptions made by management related to the applicable aforementioned variables to support the estimates of total revenue and total costs at completion used to determine revenue recognized for the contracts selected for testing.

Pensions - Long-term Return on Plan Assets and Discount Rate Assumptions

As described in Notes 1 and 14 to the consolidated financial statements, the total projected benefit obligation of the Company’s pension plans was $29.0 billion as of December 31, 2019 and the total net periodic pension benefit cost was $1.1 billion for the year then ended. The Company’s long-term return on plan assets and discount rate assumptions are the key variables in determining the net periodic pension benefit cost and the projected benefit obligation of the Company’s pension plans. To establish the long-term return on plan assets assumption, management employs a “building block” approach. Management then annually considers whether it is appropriate to change its long-term return on plan assets assumption by reviewing the existing assumption against a statistically determined reasonable range of outcomes. The building block approach and the reasonable range of outcomes are based upon management’s asset allocation assumptions and long-term capital market assumptions. The discount rate represents the interest rate that should be used to determine the present value of future cash flows currently expected to be required to settle the Company’s pension obligations. The discount rate assumption is determined by using a theoretical bond portfolio model consisting of high-quality bonds for which the timing and amount of cash flows approximate the estimated benefit payments for each pension plan.

The principal considerations for our determination that performing procedures relating to the long-term return on plan assets and discount rate assumptions for pensions is a critical audit matter are there was significant judgment by management in determining the net periodic pension benefit cost and projected benefit obligation of the Company’s pension plans including the expected long-term return on plan assets and the discount rate assumptions. This in turn led to a high degree of auditor judgment, subjectivity, and effort in performing procedures and in evaluating audit evidence relating to management’s long-term return on plan assets and discount rate assumptions. In addition, the audit effort involved the use of professionals with specialized skill and knowledge to assist in performing these procedures and evaluating the audit evidence obtained.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to the determination of the net periodic pension benefit cost and the projected benefit obligation of the Company’s pension plans, including controls over the expected long-term return on plan assets and the discount rate assumptions. These procedures also included, among other, testing management’s process for developing the expected long-term rate of return on plan assets and discount rate assumptions. This included utilizing professionals with specialized skill and knowledge to assist in the evaluation of the reasonableness of management’s long-term return on plan assets and discount rate assumptions by evaluating the appropriateness of the building block approach used by management as well as assessing the appropriateness of the bond portfolio model and data used in management’s bond portfolio models. This also included comparing management’s capital market expectations to the Company’s historical returns, testing of management’s asset allocation assumptions, evaluating the reasonableness of management’s expectations of future investment performance and comparing associated discount rates determined by management with the bond portfolios used by management to independent yield curves.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
February 12, 2020

We have served as the Company’s auditor since 1961.

RAYTHEON COMPANY

CONSOLIDATED BALANCE SHEETS

(In millions, except per share amount) December 31:	2019	2018
Assets
Current assets
Cash and cash equivalents	$4,292	$3,608
Receivables, net	1,364	1,648
Contract assets	6,122	5,594
Inventories	671	758
Prepaid expenses and other current assets	633	529
Total current assets	13,082	12,137
Property, plant and equipment, net	3,353	2,840
Operating lease right-of-use assets	875	805
Goodwill	14,882	14,864
Other assets, net	2,374	2,024
Total assets	$34,566	$32,670

Liabilities, Redeemable Noncontrolling Interests and Equity
Current liabilities
Commercial paper and current portion of long-term debt	$1,499	$300
Contract liabilities	3,267	3,309
Accounts payable	1,796	1,964
Accrued employee compensation	1,813	1,509
Other current liabilities	1,416	1,381
Total current liabilities	9,791	8,463
Accrued retiree benefits and other long-term liabilities	8,553	6,922
Long-term debt	3,261	4,755
Operating lease liabilities	706	647
Commitments and contingencies (Note 10)

Redeemable noncontrolling interests	32	411

Equity
Raytheon Company stockholders’ equity
Common stock, par value, $0.01 per share, 1,450 shares authorized, 278 and 282 shares outstanding at December 31, 2019 and 2018, respectively	3	3
Additional paid-in capital	—	—
Accumulated other comprehensive loss	(9,260)	(8,618)
Retained earnings	21,480	20,087
Total Raytheon Company stockholders’ equity	12,223	11,472
Noncontrolling interests in subsidiaries	—	—
Total equity	12,223	11,472
Total liabilities, redeemable noncontrolling interests and equity	$34,566	$32,670

The accompanying notes are an integral part of the consolidated financial statements.

RAYTHEON COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share amounts) Years Ended December 31:	2019	2018	2017
Net sales
Products	$24,435	$22,633	$21,416
Services	4,741	4,425	3,932
Total net sales	29,176	27,058	25,348
Operating expenses
Cost of sales—products	17,747	16,108	15,252
Cost of sales—services	3,666	3,465	3,088
General and administrative expenses	2,989	2,947	2,777
Total operating expenses	24,402	22,520	21,117
Operating income	4,774	4,538	4,231
Non-operating (income) expense, net
Retirement benefits non-service expense	688	1,230	913
Interest expense	180	184	205
Interest income	(42)	(31)	(21)
Other (income) expense, net	(38)	8	21
Total non-operating (income) expense, net	788	1,391	1,118
Income from continuing operations before taxes	3,986	3,147	3,113
Federal and foreign income taxes	658	264	1,114
Income from continuing operations	3,328	2,883	1,999
Income (loss) from discontinued operations, net of tax	1	(1)	2
Net income	3,329	2,882	2,001
Less: Net income (loss) attributable to noncontrolling interests in subsidiaries	(14)	(27)	(23)
Net income attributable to Raytheon Company	$3,343	$2,909	$2,024

Basic earnings per share attributable to Raytheon Company common stockholders:
Income from continuing operations	$11.93	$10.16	$6.95
Income (loss) from discontinued operations, net of tax	—	—	0.01
Net income	11.94	10.16	6.96
Diluted earnings per share attributable to Raytheon Company common stockholders:
Income from continuing operations	$11.92	$10.15	$6.94
Income (loss) from discontinued operations, net of tax	—	—	0.01
Net income	11.93	10.15	6.95
Amounts attributable to Raytheon Company common stockholders:
Income from continuing operations	$3,342	$2,910	$2,022
Income (loss) from discontinued operations, net of tax	1	(1)	2
Net income	$3,343	$2,909	$2,024

The accompanying notes are an integral part of the consolidated financial statements.

RAYTHEON COMPANY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In millions) Years Ended December 31:	2019	2018	2017
Net income	$3,329	$2,882	$2,001
Other comprehensive income (loss), before tax:
Pension and other postretirement benefit plans, net:
Prior service cost arising during period	(1)	(10)	(15)
Amortization of prior service cost	5	6	4
Actuarial loss arising during period	(1,886)	(626)	(1,816)
Amortization of net actuarial loss	1,060	1,362	1,187
Loss due to settlements	3	287	3
Effect of exchange rates	(3)	9	(14)
Pension and other postretirement benefit plans, net	(822)	1,028	(651)
Foreign exchange translation	7	(36)	80
Cash flow hedges	4	(12)	10
Unrealized gains (losses) on investments and other, net	(3)	1	(1)
Other comprehensive income (loss), before tax	(814)	981	(562)
Income tax benefit (expense) related to items of other comprehensive income (loss)	172	(213)	38
Other comprehensive income (loss), net of tax	(642)	768	(524)
Reclassification of stranded tax effects	—	(1,451)	—
Total comprehensive income (loss)	2,687	2,199	1,477
Less: Comprehensive income (loss) attributable to noncontrolling interests in subsidiaries	(14)	(27)	(23)
Comprehensive income (loss) attributable to Raytheon Company	$2,701	$2,226	$1,500

The accompanying notes are an integral part of the consolidated financial statements.

RAYTHEON COMPANY

CONSOLIDATED STATEMENTS OF EQUITY

(In millions)	Common stock	Additional paid-in capital	Accumulated other comprehensive income (loss)	Retained earnings	Total Raytheon Company stockholders’ equity	Noncontrolling interests in subsidiaries(1)	Total equity
Balance at December 31, 2016	$3	$—	$(7,411)	$17,565	$10,157	$—	$10,157
Net income (loss)				2,024	2,024	—	2,024
Other comprehensive income (loss), net of tax			(524)		(524)		(524)
Adjustment of redeemable noncontrolling interests to redemption value				(41)	(41)		(41)
Dividends declared		2		(929)	(927)		(927)
Common stock plans activity		159			159		159
Share repurchases		(161)		(724)	(885)		(885)
Balance at December 31, 2017	3	—	(7,935)	17,895	9,963	—	9,963
Net income (loss)				2,909	2,909	—	2,909
Other comprehensive income (loss), net of tax			768		768		768
Reclassification of stranded tax effects			(1,451)	1,451	—		—
Adjustment of redeemable noncontrolling interests to redemption value				73	73		73
Dividends declared		2		(991)	(989)		(989)
Common stock plans activity		166			166		166
Share repurchases		(168)		(1,250)	(1,418)		(1,418)
Balance at December 31, 2018	3	—	(8,618)	20,087	11,472	—	11,472
Net income (loss)				3,343	3,343	—	3,343
Other comprehensive income (loss), net of tax			(642)		(642)		(642)
Adjustment of redeemable noncontrolling interests to redemption value				1	1		1
Acquisition of redeemable noncontrolling interest		(75)		(125)	(200)		(200)
Dividends declared		2		(1,054)	(1,052)		(1,052)
Common stock plans activity		170			170		170
Share repurchases		(97)		(772)	(869)		(869)
Balance at December 31, 2019	$3	$—	$(9,260)	$21,480	$12,223	$—	$12,223
(1)	Excludes redeemable noncontrolling interests which are not considered equity. See “Note 11: Redeemable Noncontrolling Interests” for additional information.

The accompanying notes are an integral part of the consolidated financial statements.

RAYTHEON COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions) Years Ended December 31:	2019	2018	2017
Cash flows from operating activities
Net income	$3,329	$2,882	$2,001
(Income) loss from discontinued operations, net of tax	(1)	1	(2)
Income from continuing operations	3,328	2,883	1,999
Adjustments to reconcile to net cash provided by (used in) operating activities from continuing operations, net of the effect of acquisitions and divestitures
Depreciation and amortization	605	568	550
Stock-based compensation	184	165	173
Loss on repayment of long-term debt	—	—	39
Deferred income taxes	(28)	(24)	252
Changes in assets and liabilities
Receivables, net	296	(327)	(157)
Contract assets and contract liabilities	(534)	28	88
Inventories	87	(166)	14
Prepaid expenses and other current assets	45	73	204
Income taxes receivable/payable	(275)	174	(193)
Accounts payable	(168)	406	(94)
Accrued employee compensation	295	165	111
Other current liabilities	71	(108)	106
Accrued retiree benefits	731	(421)	(250)
Other, net	(155)	12	(95)
Net cash provided by (used in) operating activities from continuing operations	4,482	3,428	2,747
Net cash provided by (used in) operating activities from discontinued operations	(2)	—	(2)
Net cash provided by (used in) operating activities	4,480	3,428	2,745
Cash flows from investing activities
Additions to property, plant and equipment	(942)	(763)	(543)
Proceeds from sales of property, plant and equipment	25	2	46
Additions to capitalized internal-use software	(65)	(58)	(68)
Purchases of short-term investments	—	—	(696)
Maturities of short-term investments	—	309	517
Payments for purchases of acquired companies, net of cash received	(8)	—	(93)
Proceeds from sale of business, net of transaction costs	—	11	—
Payments for settlement of treasury rate lock	(17)	—	—
Other	1	(22)	20
Net cash provided by (used in) investing activities from continuing operations	(1,006)	(521)	(817)
Net cash provided by (used in) investing activities from discontinued operations	3	—	—
Net cash provided by (used in) investing activities	(1,003)	(521)	(817)
Cash flows from financing activities
Dividends paid	(1,036)	(975)	(910)
Net borrowings (payments) on commercial paper	(300)	—	300
Repayments of long-term debt	—	—	(591)
Loss on repayment of long-term debt	—	—	(38)
Repurchases of common stock under share repurchase programs	(800)	(1,325)	(800)
Repurchases of common stock to satisfy tax withholding obligations	(69)	(93)	(85)
Acquisition of noncontrolling interest in Forcepoint	(588)	—	—
Contribution from noncontrolling interest in Forcepoint	—	—	8
Other	(10)	(5)	—
Net cash provided by (used in) financing activities	(2,803)	(2,398)	(2,116)
Net increase (decrease) in cash, cash equivalents and restricted cash	674	509	(188)
Cash, cash equivalents and restricted cash at beginning of year	3,624	3,115	3,303
Cash, cash equivalents and restricted cash at end of year	$4,298	$3,624	$3,115

The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1: Summary of Significant Accounting Policies

Consolidation and Classification—The consolidated financial statements include the accounts of Raytheon Company, and all wholly-owned, majority-owned and otherwise controlled domestic and foreign subsidiaries. All intercompany transactions have been eliminated. For classification of certain current assets and liabilities, we use the duration of the related contract or program as our operating cycle, which is generally longer than one year. In addition, we reclassified certain amounts to conform to our current period presentation. As used in these notes, the terms “we,” “us,” “our,” “Raytheon” and the “Company” mean Raytheon Company and its subsidiaries, unless the context indicates another meaning.

Effective January 1, 2019, we adopted the requirements of Accounting Standards Update (ASU) 2016-02, Leases (Topic 842) using the modified retrospective approach as discussed below in Accounting Standards. We reclassified certain balance sheet amounts to conform to our current period presentation.

Use of Estimates—Our consolidated financial statements are based on the application of U.S. Generally Accepted Accounting Principles (GAAP), which require us to make estimates and assumptions about future events that affect the amounts reported in our consolidated financial statements and the accompanying notes. Future events and their effects cannot be determined with certainty. Therefore, the determination of estimates requires the exercise of judgment. Actual results could differ from those estimates, and any such differences may be material to our consolidated financial statements.

Revenue Recognition—The vast majority of our revenues are from long-term contracts associated with the design, development, manufacture or modification of complex aerospace or defense equipment or related services. These contracts primarily are with the U.S. government (including foreign military sales contracted through the U.S. government). Our contracts with the U.S. government typically are subject to the Federal Acquisition Regulation (FAR) and are priced based on estimated or actual costs of producing goods or providing services. The FAR provides guidance on the types of costs that are allowable in establishing prices for goods and services provided under U.S. government contracts. The pricing for non-U.S. government contracts is based on the specific negotiations with each customer.

Under the typical payment terms of our U.S. government fixed-price contracts, the customer pays us either performance-based payments (PBPs) or progress payments. PBPs are interim payments equal to a negotiated percentage of the contract price based on quantifiable measures of performance or on the achievement of specified events or milestones. Progress payments are interim payments up to 80% of costs incurred as the work progresses. Because the customer retains a portion of the contract price until completion of the contract, our U.S. government fixed-price contracts generally result in revenue recognized in excess of billings which we present as contract assets on the balance sheet. Amounts billed and due from our customers are classified as receivables on the balance sheet. The portion of the payments retained by the customer until final contract settlement is not considered a significant financing component because the intent is to protect the customer. For our U.S. government cost-type contracts, the customer generally pays us for our actual costs incurred within a short period of time. For non-U.S. government contracts, we typically receive interim payments as work progresses, although for some contracts, we may be entitled to receive an advance payment. We recognize a liability for these advance payments in excess of revenue recognized and present it as contract liabilities on the balance sheet. The advance payment typically is not considered a significant financing component because it is used to meet working capital demands that can be higher in the early stages of a contract and to protect us from the other party failing to adequately complete some or all of its obligations under the contract.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

To determine the proper revenue recognition method for contracts for complex aerospace or defense equipment or related services, we evaluate whether two or more contracts should be combined and accounted for as one single contract and whether the combined or single contract should be accounted for as more than one performance obligation. This evaluation requires significant judgment and the decision to combine a group of contracts or separate the combined or single contract into multiple performance obligations could change the amount of revenue and profit recorded in a given period. For most of our contracts, the customer contracts with us to provide a significant service of integrating a complex set of tasks and components into a single project or capability (even if that single project results in the delivery of multiple units). Hence, the entire contract is accounted for as one performance obligation. Less commonly, however, we may promise to provide distinct goods or services within a contract, for example when a contract covers multiple phases of the product lifecycle (e.g., development, production, maintenance and support), in which case we separate the contract into more than one performance obligation. If a contract is separated into more than one performance obligation, we allocate the total transaction price to each performance obligation in an amount based on the estimated relative standalone selling prices of the promised goods or services underlying each performance obligation. We infrequently sell standard products with observable standalone sales. In cases where we do, the observable standalone sales are used to determine the standalone selling price. More frequently, we sell a customized customer specific solution, and in these cases we typically use the expected cost plus a margin approach to estimate the standalone selling price of each performance obligation.

We account for a contract when it has approval and commitment from both parties, the rights of the parties are identified, payment terms are identified, the contract has commercial substance and collectability of consideration is probable. For certain contracts that meet the foregoing requirements, primarily international direct commercial sale contracts, we are required to obtain certain regulatory approvals. In these cases, we recognize revenue based on the likelihood of obtaining regulatory approvals based upon all known facts and circumstances.

We generally recognize revenue over time as we perform on our contractual performance obligations because of continuous transfer of control to the customer. For U.S. government contracts, this continuous transfer of control to the customer is supported by clauses in the contract that allow the customer to unilaterally terminate the contract for convenience, pay us for costs incurred plus a reasonable profit and take control of any work in process. Similarly, for non-U.S. government contracts, the customer typically controls the work in process as evidenced either by contractual termination clauses or by our rights to payment for work performed to date plus a reasonable profit to deliver products or services that do not have an alternative use to the Company.

Because of control transferring over time, revenue is recognized based on the extent of progress towards completion of the performance obligation. The selection of the method to measure progress towards completion requires judgment and is based on the nature of the products or services to be provided. We generally use the cost-to-cost measure of progress for our contracts because it best depicts the transfer of control to the customer which occurs as we incur costs on our contracts. Under the cost-to-cost measure of progress, the extent of progress towards completion is measured based on the ratio of costs incurred to date to the total estimated costs at completion of the performance obligation. Revenues, including estimated fees or profits, are recorded proportionally as costs are incurred. Costs to fulfill include labor, materials and subcontractors’ costs, other direct costs and an allocation of indirect costs including pension and any other postretirement benefit (PRB) expense under U.S. government Cost Accounting Standards (CAS).

Due to the nature of the work required to be performed on many of our performance obligations, the estimation of total revenue and cost at completion (the process described below in more detail) is complex, subject to many variables and requires significant judgment by management on a contract by contract basis. It is common for our long-term contracts to contain award fees, incentive fees, or other provisions that can either increase or decrease the transaction price. These variable amounts generally are awarded upon achievement of certain performance metrics, program milestones or cost targets and can be based upon customer discretion. We estimate variable consideration at the most likely amount to which we expect to be entitled. We include estimated amounts in the transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is resolved. Our estimates of variable consideration and determination of whether to include estimated amounts in the transaction price are based largely on an assessment of our anticipated performance and all information (historical, current and forecasted) that is reasonably available to us.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Contracts are often modified to account for changes in contract specifications and requirements. We consider contract modifications to exist when the modification either creates new or changes the existing enforceable rights and obligations. Most of our contract modifications are for goods or services that are not distinct from the existing contract due to the significant integration service provided in the context of the contract and are accounted for as if they were part of that existing contract. The effect of a contract modification on the transaction price and our measure of progress for the performance obligation to which it relates, is recognized as an adjustment to revenue (either as an increase in or a reduction of revenue) on a cumulative catch-up basis.

We have a companywide standard and disciplined quarterly Estimate at Completion (EAC) process in which management reviews the progress and execution of our performance obligations. As part of this process, management reviews information including, but not limited to, any outstanding key contract matters, progress towards completion and the related program schedule, identified risks and opportunities and the related changes in estimates of revenues and costs. The risks and opportunities include management’s judgment about the ability and cost to achieve the schedule (e.g., the number and type of milestone events), technical requirements (e.g., a newly-developed product versus a mature product) and other contract requirements. Management must make assumptions and estimates regarding labor productivity and availability, the complexity of the work to be performed, the availability of materials, the length of time to complete the performance obligation (e.g., to estimate increases in wages and prices for materials and related support cost allocations), execution by our subcontractors, the availability and timing of funding from our customer, and overhead cost rates, among other variables. These estimates also include the estimated cost of satisfying our industrial cooperation agreements, sometimes in the form of either offset obligations or in-country industrial participation (ICIP) agreements, required under certain contracts. These obligations may or may not be distinct depending on their nature.

Based on this analysis, any quarterly adjustments to net sales, cost of sales and the related impact to operating income are recognized as necessary in the period they become known. These adjustments may result from positive program performance, and may result in an increase in operating income during the performance of individual performance obligations, if we determine we will be successful in mitigating risks surrounding the technical, schedule and cost aspects of those performance obligations or realizing related opportunities. Likewise, these adjustments may result in a decrease in operating income if we determine we will not be successful in mitigating these risks or realizing related opportunities. Changes in estimates of net sales, cost of sales and the related impact to operating income are recognized quarterly on a cumulative catch-up basis, which recognizes in the current period the cumulative effect of the changes on current and prior periods based on a performance obligation’s percentage of completion. A significant change in one or more of these estimates could affect the profitability of one or more of our performance obligations. When estimates of total costs to be incurred exceed total estimates of revenue to be earned on a performance obligation related to complex aerospace or defense equipment or related services, or product maintenance or separately priced extended warranty, a provision for the entire loss on the performance obligation is recognized in the period the loss is identified.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Net EAC adjustments had the following impact on our operating results:

(In millions, except per share amounts)	2019(1)	2018(1)	2017
Operating income	$520	$492	$442
Income from continuing operations attributable to Raytheon Company	411	389	287
Diluted EPS from continuing operations attributable to Raytheon Company	$1.47	$1.36	$0.98
(1)	Amounts reflect a U.S. statutory tax rate of 21%, which became effective in 2018 with the adoption of the Tax Cuts and Jobs Act of 2017 (2017 Act).

In addition, net revenue recognized from our performance obligations satisfied in previous periods was $709 million, $636 million and $520 million in 2019, 2018 and 2017, respectively. This primarily relates to EAC adjustments that impacted revenue.

We also sell security software through our Forcepoint business segment. For the majority of these arrangements, we recognize revenue over the term of the agreement because the software requires continuous updates to provide the intended security functionality. To a lesser extent in all of our business segments, we enter into other types of contracts including service arrangements and non-subscription software and licensing agreements. We recognize revenue for these arrangements over time or at a point in time depending on our evaluation of when the customer obtains control of the promised goods or services. For software arrangements that include multiple performance obligations, including hardware, perpetual software licenses, subscriptions, term licenses and maintenance and/or services, we allocate revenue to each performance obligation based on estimates of the price that we would charge the customer for each promised product or service if it were sold on a standalone basis.

Certain events have caused increased attention on U.S. defense sales to the Kingdom of Saudi Arabia (KSA). KSA represents less than 5% of our sales and $2.9 billion of our remaining performance obligations at December 31, 2019. Although we currently do not expect to be prevented from doing business in KSA, if government action impairs our ability to fulfill our contractual obligations or otherwise to continue to do business in KSA, it would have a material adverse effect on our financial results.

Research and Development Expenses—Research and development expenses are included in general and administrative expenses in our consolidated statements of operations and have primarily been for product development for the U.S. government. Expenditures for Company-sponsored research and development projects are expensed as incurred, and were $732 million, $841 million and $700 million in 2019, 2018 and 2017, respectively. Customer-sponsored research and development projects performed under contracts are accounted for as contract costs as the work is performed and included in receivables, net or contract assets in our consolidated balance sheets, depending on whether costs have been billed or not.

Federal, Foreign and State Income Taxes—The Company and its domestic subsidiaries provide for federal income taxes on pretax accounting income at rates in effect under existing tax law. Foreign subsidiaries record provisions for income taxes at applicable foreign tax rates in a similar manner. Such provisions differ from the amounts currently payable because certain items of income and expense are recognized in different time periods for financial reporting purposes than for income tax purposes. The Company provides for a U.S. tax liability on outside basis differences in our foreign subsidiaries related to earnings which have been previously taxed in the U.S. and undistributed earnings generated after December 31, 2017. This U.S. deferred tax liability generally relates to foreign currency movement. The Company also records foreign withholding taxes applicable to distributions of foreign earnings. The Company continues to assert indefinite reinvestment on outside basis differences related to all other items, such as acquisition accounting adjustments prior to January 1, 2018. With the exception of Forcepoint, payments made for state income taxes are included in administrative and selling expenses as these costs can generally be recovered through the pricing of products and services to the U.S. government in the period in which the tax is payable. Accordingly, the state income tax provision (benefit) is allocated to contracts when it is paid (recovered) or otherwise agreed as allocable with the U.S. government. Payments made for state income taxes related to Forcepoint are included in federal and foreign income tax expense.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Other (Income) Expense, Net—Other (income) expense, net, consists primarily of gains and losses from our investments held in trusts used to fund certain of our non-qualified deferred compensation and employee benefit plans, gains and losses on the early repurchase of long-term debt and certain financing fees. Periodically we enter into equity method or other investments that are not related to our core operations, including investments in early stage technology companies. We record the income or loss from these investments as a component of other (income) expense, net. We record losses beyond the carrying amount of the investment only when we guarantee obligations of the investee or commit to provide the investee further financial support.

Cash and Cash Equivalents—Cash and cash equivalents consist of cash and highly liquid investments with original maturities of 90 days or less at the date of purchase. The estimated fair value of cash and cash equivalents approximates the carrying value due to their short maturities. Cash and cash equivalents excludes $6 million and $16 million of restricted cash at December 31, 2019 and December 31, 2018, respectively, which for purposes of our consolidated statements of cash flows, is included in cash, cash equivalents and restricted cash.

Short-term Investments—We may invest in marketable securities in accordance with our short-term investment policy and cash management strategy. Marketable securities are classified as available-for-sale and are recorded at fair value as short-term investments in our consolidated balance sheets. These investments are deemed Level 2 assets under the fair value hierarchy as their fair value is determined under a market approach using valuation models that utilize observable inputs, including maturity date, issue date, settlements date and current rates. At December 31, 2019 and 2018, we had no short-term investments as all short-term investments outstanding at December 31, 2017 matured in the first quarter of 2018. We did not have any sales of short-term investments in 2019 or 2018. For purposes of computing realized gains and losses on available-for-sale securities, we determine cost on a specific identification basis.

Receivables, Net—Receivables, net, include amounts billed and currently due from customers. The amounts due are stated at their net estimated realizable value. We maintain an allowance for doubtful accounts to provide for the estimated amount of receivables that will not be collected. The allowance is based upon an assessment of customer creditworthiness, historical payment experience, the age of outstanding receivables and collateral to the extent applicable.

Receivables, net, consisted of the following at December 31:

(In millions)	2019	2018
U.S. government contracts (including foreign military sales)	$777	$1,121
Other customers	594	539
Allowance for doubtful accounts	(7)	(12)
Total receivables, net	$1,364	$1,648

Contract Assets—Contract assets include unbilled amounts typically resulting from sales under long-term contracts when the cost-to-cost method of revenue recognition is utilized and revenue recognized exceeds the amount billed to the customer, and right to payment is not just subject to the passage of time. Amounts may not exceed their net realizable value. Contract assets are generally classified as current.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
Inventories—Inventories are stated at the lower of its cost (first-in, first-out or average cost) or net realizable value. An impairment for excess or inactive inventory is recorded based upon an analysis that considers current inventory levels, historical usage patterns, future sales expectations and salvage value.

Inventories consisted of the following at December 31:

(In millions)	2019	2018
Materials and purchased parts	$78	$75
Work in process	574	662
Finished goods	19	21
Total	$671	$758

Precontract costs are costs incurred to fulfill a contract prior to contract award. Precontract costs, including general and administrative expenses that are specifically chargeable to the customer, are deferred in inventories if we determine that the costs are probable of recovery under a specific anticipated contract. All other precontract costs, including start-up costs, are expensed as incurred. Costs that are deferred are recognized as contract costs upon the receipt of the anticipated contract. We included deferred precontract costs of $182 million and $163 million in inventories as work in process at December 31, 2019 and December 31, 2018, respectively.

Deferred Commissions—Our incremental direct costs of obtaining a contract, which consist of sales commissions primarily for our security software sales at Forcepoint, are deferred and amortized over the period of contract performance or a longer period, generally the estimated life of the customer relationship, if renewals are expected and the renewal commission is not commensurate with the initial commission. We classify deferred commissions as current or noncurrent based on the timing of when we expect to recognize the expense. The current and noncurrent portions of deferred commissions are included in prepaid expenses and other current assets, and other assets, net, respectively, in our consolidated balance sheets. At both December 31, 2019 and December 31, 2018, we had deferred commissions of $55 million. Amortization expense related to deferred commissions was $26 million, $45 million and $28 million in 2019, 2018 and 2017, respectively.

Property, Plant and Equipment, Net—Property, plant and equipment, net, are stated at cost less accumulated depreciation. Major improvements are capitalized while expenditures for maintenance, repairs and minor improvements are expensed. We include gains and losses on the sales of plant and equipment that are allocable to our contracts in overhead as we generally can recover these costs through the pricing of products and services to the U.S. government. For all other sales or asset retirements, the assets and related accumulated depreciation and amortization are eliminated from the accounts, and any resulting gain or loss is reflected in operating income.

Provisions for depreciation generally are computed using a combination of accelerated and straight-line methods and are based on estimated useful lives as follows:

Years
Machinery and equipment	3–10
Buildings	20–45

Leasehold improvements are amortized over the lesser of the remaining lease term or the estimated useful life of the improvement.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Leases—We determine if an arrangement is a lease or contains an embedded lease at inception. For lease agreements with both lease and nonlease components (e.g., common-area maintenance costs), we account for the nonlease components separately. Consideration is allocated to the lease and nonlease components based on the estimated standalone prices.

All of our existing leases are operating leases. Operating lease right-of-use assets and operating lease liabilities are recognized based on the present value of the future lease payments over the lease term at the commencement date. The current portion of operating lease liabilities is included in other current liabilities in our consolidated balance sheets. For the majority of our leases, the discount rate used to determine the present value of the lease payments is our incremental borrowing rate as of the lease commencement date, as the implicit rate is not readily determinable. The operating lease right-of-use assets also includes any initial direct costs and any lease payments made at or before the commencement date, and is reduced for any unrestricted incentives received at or before the commencement date.

Some of our leases include options to extend or terminate the lease. We include these options in the recognition of our right-of-use assets and lease liabilities when it is reasonably certain that we will exercise the option. Very few of our leases include variable lease-related payments, such as escalation clauses based on consumer price index (CPI) rates, or residual guarantees. Variable payments that are based on an index or a rate are included in the recognition of our right-of-use assets and lease liabilities using the index or rate at lease commencement; however, changes to these lease payments due to rate or index updates are recorded as lease expense in the period incurred. Amounts probable of payment under residual guarantees are also included in the recognition of our right-of-use assets and lease liabilities.

Impairment of Goodwill and Long-lived Assets—We evaluate our goodwill for impairment annually or whenever events or circumstances indicate that the carrying value of goodwill may not be recoverable. We perform our annual impairment test as of the first day of the fourth quarter utilizing a two-step methodology that requires us to first identify potential goodwill impairment and then measure the amount of the related goodwill impairment loss, if any. We have identified our operating segments as reporting units under the impairment test assessment criteria outlined in U.S. GAAP. In performing our annual impairment test in the fourth quarters of 2019, 2018 and 2017 we did not identify any goodwill impairment.

We determine whether long-lived assets are to be held for use or disposal. Upon indication of possible impairment of long-lived assets held for use, we evaluate the recoverability of such assets by measuring the carrying amount of the assets against the related estimated undiscounted future cash flows. When an evaluation indicates that the future undiscounted cash flows are not sufficient to recover the carrying value of the asset group, the asset group is adjusted to its estimated fair value. In order for long-lived assets to be considered held for disposal, we must have committed to a plan to dispose of the assets. Once deemed held for disposal, the assets are stated at the lower of the carrying amount or fair value.

Computer Software, Net—Internal use computer software, net, included in other assets, net, which consists primarily of our enterprisewide software solutions, is stated at cost less accumulated amortization and is amortized using the straight-line method over its estimated useful life, generally 10 years. Computer software development costs related to software products developed for external use are capitalized, when significant, after establishment of technological feasibility and marketability. There have been no such costs capitalized to date as the costs incurred during the period between technological feasibility to general release have not been significant.

Contract Liabilities—Our contract liabilities consist of advance payments and billings in excess of revenue recognized and deferred revenue. We may also receive up-front payments related to software license sales primarily for Forcepoint, which in most cases we recognize ratably over the license term. Our contract assets and liabilities are reported in a net position on a contract-by-contract basis at the end of each reporting period. We classify advance payments and billings in excess of revenue recognized as current, and deferred revenue as current or noncurrent based on the timing of when we expect to recognize revenue. The noncurrent portion of deferred revenue is included in accrued retiree benefits and other long-term liabilities in our consolidated balance sheets.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

In order to determine revenue recognized in the period from contract liabilities, we first allocate revenue to the individual contract liability balance outstanding at the beginning of the period until the revenue exceeds that balance. If additional advances are received on those contracts in subsequent periods, we assume all revenue recognized in the reporting period first applies to the beginning contract liability as opposed to a portion applying to the new advances for the period.

Redeemable Noncontrolling Interests—Redeemable noncontrolling interest is recognized at the greater of the estimated redemption value as of the balance sheet date or the initial value adjusted for the noncontrolling interest holder’s share of the cumulative impact of net income (loss), other changes in accumulated other comprehensive income (loss) and additional contributions. Adjustments to the redemption value over the period from the date of acquisition to the redemption date are immediately recorded to retained earnings. We reflect the redemption value adjustments in the earnings per share (EPS) calculation if redemption value is in excess of the fair value of noncontrolling interest which resulted in a $0.01 favorable impact to both basic and diluted EPS in 2018. There was no impact to basic or diluted EPS in 2019 or 2017 related to the redemption value adjustments.

Other Comprehensive Income (Loss)—Other comprehensive income (loss) includes gains and losses associated with pension and PRB plans, foreign exchange translation adjustments, gains and losses on derivative instruments qualified as cash flow hedges included in the assessment of effectiveness, and unrealized gains (losses) on available-for-sale investments. The computation of other comprehensive income (loss) and its components are presented in the consolidated statements of comprehensive income.

A rollforward of accumulated other comprehensive income (loss) was as follows:

(In millions)	Pension and PRB plans, net(1)	Foreign exchange translation	Cash flow hedges(2)	Unrealized gains (losses) on investments and other, net(3)	Total
Balance at December 31, 2016	$(7,234)	$(175)	$—	$(2)	$(7,411)
Before tax amount	(651)	80	10	(1)	(562)
Tax (expense) benefit	42	—	(4)	—	38
Net of tax amount	(609)	80	6	(1)	(524)
Balance at December 31, 2017	(7,843)	(95)	6	(3)	(7,935)
Before tax amount	1,028	(36)	(12)	1	981
Tax (expense) benefit	(216)	—	3	—	(213)
Net of tax amount	812	(36)	(9)	1	768
Reclassification of stranded tax effects	(1,452)	—	1	—	(1,451)
Balance at December 31, 2018	(8,483)	(131)	(2)	(2)	(8,618)
Before tax amount	(822)	7	4	(3)	(814)
Tax (expense) benefit	173	—	(1)	—	172
Net of tax amount	(649)	7	3	(3)	(642)
Balance at December 31, 2019	$(9,132)	$(124)	$1	$(5)	$(9,260)
(1)	Pension and PRB plans, net, is shown net of cumulative tax benefits of $2,428 million and $2,255 million at December 31, 2019 and December 31, 2018, respectively.
(2)	Cash flow hedges are shown net of cumulative tax of zero and tax benefits of $1 million at December 31, 2019 and December 31, 2018, respectively.
(3)	Unrealized gains (losses) on investments and other, net, are shown net of cumulative tax expense of $1 million at both December 31, 2019 and December 31, 2018.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

In the first quarter of 2018, we reclassified the stranded tax effects related to the enactment of the 2017 Act from accumulated other comprehensive loss (AOCL) to retained earnings in accordance with ASU 2018-02, Income Statement - Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. These stranded tax effects related to the deferred tax amounts at December 31, 2017 recorded through other comprehensive income prior to the enactment date using the prior 35% statutory tax rate that remained in other comprehensive income despite the fact that the related deferred tax assets and liabilities were remeasured to reflect the newly enacted tax rate of 21%. See Accounting Standards, below, for additional details.

Other material amounts reclassified out of AOCL related to the amortization of net actuarial loss associated with our pension plans were $1,050 million, $1,351 million and $1,177 million before tax in 2019, 2018 and 2017, respectively. This component of AOCL is included in the calculation of net periodic pension expense (income). See “Note 14: Pension and Other Employee Benefits” for additional details.

We expect $3 million net of tax of net unrealized gains on our cash flow hedges at December 31, 2019 to be reclassified into earnings at then-current values over the next 12 months as the underlying hedged transactions occur.

Translation of Foreign Currencies—Assets and liabilities of foreign subsidiaries are translated at current exchange rates and the effects of these translation adjustments are reported as a component of AOCL in equity. Prior to the enactment of the 2017 Act, deferred taxes were not recognized for translation-related temporary differences of foreign subsidiaries as their undistributed earnings were considered to be indefinitely reinvested. After the enactment of the 2017 Act, we no longer assert indefinite reinvestment on our foreign subsidiaries outside basis differences generated after December 31, 2017. Unrealized foreign currency gains and losses associated with the subsidiary’s net assets, including unremitted earnings, represent translation gains and losses that are reported as part of other comprehensive income (loss). Therefore, the deferred tax effect of the translation gains and losses are also recorded through other comprehensive income (loss) after December 31, 2017. At December 31, 2019, we had a cumulative translation loss on the unremitted earnings, and therefore, have not recorded a deferred tax asset as it is not likely that the asset will be realized in the future. Income and expenses in foreign currencies are translated at the average exchange rate during the period.

Foreign exchange transaction gains and losses in 2019, 2018 and 2017 were not material.

Treasury Stock—Repurchased shares are retired immediately upon repurchase. We account for treasury stock under the cost method. Upon retirement the excess over par value is charged against additional paid-in capital until reduced to zero, with the remainder recorded as a reduction to retained earnings.

Pension and Other Postretirement Benefits (PRB) Costs—We have pension plans covering the majority of our employees hired before January 1, 2007, including certain employees in foreign countries. We calculate our pension costs as required under U.S. GAAP, and the calculations and assumptions utilized require judgment. U.S. GAAP outlines the methodology used to determine pension expense or income for financial reporting purposes. Pension and PRB expense is split between operating income and non-operating income, where only the service cost component is included in operating income and the non-service components are included in retirement benefits non-service expense. For purposes of determining retirement benefits non-service expense under U.S. GAAP, a calculated “market-related value” of our plan assets is used to develop the amount of deferred asset gains or losses to be amortized. The market-related value of assets is determined using actual asset gains or losses over a three-year period. Under U.S. GAAP, a “corridor” approach may be elected and applied in the recognition of asset and liability gains or losses which limits expense recognition to the net outstanding gains and losses in excess of the greater of 10% of the projected benefit obligation (PBO) or the calculated “market-related value” of assets. We do not use a “corridor” approach in the calculation of Financial Accounting Standards (FAS) pension expense.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

We recognize the funded status of a postretirement benefit plan (defined benefit pension and other benefits) as an asset or liability in our consolidated balance sheets. Funded status represents the difference between the PBO of the plan and the market value of the plan’s assets. Previously unrecognized deferred amounts such as demographic or asset gains or losses and the impact of historical plan changes are included in AOCL. Changes in these amounts in future years will be reflected through AOCL and amortized in future pension expense generally over the estimated average remaining employee service period.

Derivative Financial Instruments—We enter into foreign currency forward contracts with commercial banks to fix the foreign currency exchange rates on specific commitments, payments and receipts denominated in foreign currencies. Our foreign currency forward contracts are transaction driven and relate directly to a particular asset, liability or transaction for which commitments are in place. We execute these instruments with financial institutions that we judge to be credit-worthy. The majority of our foreign currency forward contracts are denominated in currencies of major industrial countries. We do not hold or issue derivative financial instruments for trading or speculative purposes.

We designate most foreign currency forward contracts as cash flow hedges of forecasted purchases and sales denominated in foreign currencies. For foreign currency forward contracts designated and qualified for cash flow hedge accounting, we record the effective portion of the gain or loss on the derivative in AOCL, net of tax, and reclassify it into earnings in the same period or periods during which the hedged revenue or cost of sales transaction affects earnings. Realized gains and losses resulting from these cash flow hedges offset the foreign exchange gains and losses on the underlying transactions being hedged. We classify the cash flows from these instruments in the same category as the cash flows from the hedged items. To a lesser extent, we have gains and losses on derivatives not designated for hedge accounting or representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness, which are recognized currently in net sales or cost of sales.

The aggregate notional amount of the outstanding foreign currency forward contracts was $1,487 million and $1,772 million at December 31, 2019 and December 31, 2018, respectively. The net notional exposure of these contracts was $746 million and $840 million at December 31, 2019 and December 31, 2018, respectively. The foreign currency forward contracts at December 31, 2019 have maturities at various dates through 2030 as follows: $922 million in 2020; $315 million in 2021; $122 million in 2022; and $128 million thereafter.

We recognize all derivative financial instruments as either assets or liabilities at fair value in our consolidated balance sheets. The fair value of asset derivatives included in other assets, net and liability derivatives included in other current liabilities in our consolidated balance sheets related to foreign currency forward contracts were as follows:

(In millions)	2019	2018
Asset derivatives related to foreign currency forward contracts	$29	$26
Liability derivatives related to foreign currency forward contracts	15	34

The fair value of these derivatives is Level 2 in the fair value hierarchy because they are determined based on a market approach utilizing externally quoted foreign currency forward rates for similar contracts. Our foreign currency forward contracts contain offset or netting provisions to mitigate credit risk in the event of counterparty default, including payment default and cross default. We measure and record the impact of counterparty credit risk into our valuation and at December 31, 2019 and December 31, 2018, the fair value of our counterparty default exposure was less than $1 million and was spread across numerous highly rated counterparties.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

We may also enter into pay-variable, receive-fixed interest rate swaps to manage interest rate risk associated with our fixed-rate financing obligations. We account for our interest rate swaps as fair value hedges of a portion of our fixed-rate financing obligations, and accordingly record gains and losses from changes in the fair value of these swaps in interest expense, along with the offsetting gains and losses on the fair value adjustment of the hedged portion of our fixed-rate financing obligations. We also record in interest expense the net amount paid or received under the swap for the period and the amortization of gain or loss from the early termination of interest rate swaps. There were no interest rate swaps outstanding at December 31, 2019 or December 31, 2018.

We may also enter into and designate treasury rate lock contracts as cash flow hedges to reduce variability in cash flows due to changes in interest payments attributable to increases or decreases in the benchmark interest rate during the period leading up to the probable issuance of long-term debt. Cash flows associated with these instruments are presented in the same category as the cash flows from the hedged item. In May 2019, prior to entering into an Agreement and Plan of Merger (the Merger Agreement) with United Technologies Corporation (UTC), we entered into treasury rate lock contracts with a notional amount of $375 million. These treasury rate lock contracts were designated as cash flow hedges and were included in the assessment of effectiveness. However, in the fourth quarter of 2019 a decision was made to not issue the debt due to merger-related considerations, and these treasury rate locks were settled without the issuance of debt. We recognized the $17 million loss included in accumulated other comprehensive income at the time of settlement in other (income) expense, net. There were no treasury rate lock contracts outstanding at December 31, 2019 or December 31, 2018.

Fair Values—Fair value is defined as the price that would be received for an asset or the exit price that would be paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy requires an entity to maximize the use of observable inputs, where available. The following summarizes the three levels of inputs required:

Level 1:	Quoted prices in active markets for identical assets or liabilities.

Level 2:
Observable inputs, other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or that we corroborate with observable market data for substantially the full term of the related assets or liabilities.

Level 3:	Unobservable inputs supported by little or no market activity that are significant to the fair value of the assets or liabilities.

Assets and liabilities measured at fair value on a recurring basis consisted of marketable securities held in trusts and foreign currency forward contracts as of December 31, 2019 and 2018. Fair value information for those assets and liabilities, including their classification in the fair value hierarchy, is included in “Note 14: Pension and Other Employee Benefits” (for marketable securities held in trusts) and Derivative Financial Instruments, above (for foreign currency forward contracts). Certain investments that are measured at fair value using the net asset value per share (or its equivalent) practical expedient have not been classified in the fair value hierarchy. We did not have any significant nonfinancial assets or nonfinancial liabilities that would be recognized or disclosed at fair value on a recurring basis as of December 31, 2019 and 2018. We did not have any material amounts of Level 3 assets or liabilities at December 31, 2019 and 2018.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Earnings per Share (EPS)—We compute basic EPS attributable to Raytheon Company common stockholders by dividing income from continuing operations attributable to Raytheon Company common stockholders, income (loss) from discontinued operations attributable to Raytheon Company common stockholders, and net income attributable to Raytheon Company, by our weighted-average common shares outstanding, including participating securities outstanding, as described below, during the period. Diluted EPS reflects the potential dilution beyond shares for basic EPS that could occur if securities or other contracts to issue common stock were exercised, converted into common stock, or resulted in the issuance of common stock that would have shared in our earnings. We compute basic and diluted EPS using actual income from continuing operations attributable to Raytheon Company common stockholders, income (loss) from discontinued operations attributable to Raytheon Company common stockholders and net income attributable to Raytheon Company, and our actual weighted-average shares outstanding rather than the numbers presented within our consolidated financial statements, which are rounded to the nearest million. As a result, it may not be possible to recalculate EPS as presented in our consolidated financial statements. Furthermore, it may not be possible to recalculate EPS attributable to Raytheon Company common stockholders by adjusting EPS from continuing operations by EPS from discontinued operations.

We include all unvested stock awards that contain non-forfeitable rights to dividends or dividend equivalents, whether paid or unpaid, in the number of shares outstanding in our basic EPS calculation as they are considered participating securities. As a result, we have included all of our outstanding unvested awards of restricted stock, as well as restricted stock units (RSUs) and Long-term Performance Plan (LTPP) awards that meet the retirement eligible criteria in our calculation of basic EPS. We disclose EPS for common stock and unvested stock-based payment awards, and separately disclose distributed and undistributed earnings. Distributed earnings represent common stock dividends and dividends earned on unvested awards of restricted stock and stock-based payment awards of retirement eligible employees. Undistributed earnings represent earnings that were available for distribution but were not distributed. Common stock and unvested stock-based payment awards earn dividends equally.

As described in “Note 11: Redeemable Noncontrolling Interests,” prior to our acquisition of Vista Equity Partners’ interest in Forcepoint in the fourth quarter of 2019, we recorded redeemable noncontrolling interest related to their interest. We reflected the redemption value adjustments for redeemable noncontrolling interest in both the basic and diluted EPS calculation for the portion of redemption value that was in excess of the fair value of noncontrolling interest.
Employee Stock Plans—Stock-based compensation cost is measured at the grant date based on the calculated fair value of the award. The expense is recognized over the employees’ requisite service period, generally the vesting period of the award. The expense is amortized over the service period using the graded vesting method for our restricted stock and RSUs and the straight-line amortization method for our LTPP. The expense related to our Forcepoint long-term incentive plans is recognized over the requisite service period when achievement of the performance conditions is considered probable. We account for forfeitures when they occur, consistent with our government recovery accounting practice. The gross excess tax benefit received upon exercise of stock options or vesting of a stock-based award, if any, is reflected in the consolidated statements of cash flows as an operating activity.

Risks and Uncertainties—We provide a wide range of technologically advanced products, services and solutions for principally governmental customers in the U.S. and abroad, and are subject to certain business risks specific to that industry. Total sales to the U.S. government, excluding foreign military sales, were 69% of total net sales in 2019, 68% of total net sales in 2018 and 67% of total net sales in 2017. Total sales to customers outside the U.S., including foreign military sales through the U.S. government, were 29% of total net sales in 2019, 30% of total net sales in 2018 and 32% of total net sales in 2017. Sales to the U.S. government may be affected by changes in procurement policies, budget considerations, changing concepts of national defense, political developments abroad and other factors. Sales to international customers may be affected by changes in the priorities and budgets of international customers and geopolitical uncertainties, which may be driven by changes in threat environments, volatility in worldwide economic conditions, regional and local economic and political factors, U.S. foreign policy and other risks and uncertainties.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Remaining Performance Obligations—Remaining performance obligations represents the transaction price of firm orders for which work has not been performed and excludes unexercised contract options and potential orders under ordering-type contracts (e.g., indefinite-delivery, indefinite-quantity (IDIQ)). As of December 31, 2019, the aggregate amount of the transaction price allocated to remaining performance obligations was $48,752 million. We expect to recognize revenue on approximately half and three-quarters of the remaining performance obligations over the next 12 and 24 months, respectively, with the remainder recognized thereafter.

Accounting Standards—In August 2018, the Financial Accounting Standards Board (FASB) issued ASU 2018-13, Fair Value Measurement: Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement (Topic 820), which eliminates the disclosure requirement of the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy and modifies certain disclosure requirements related to Level 3 recurring and nonrecurring fair value measurements. The new standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019, with early adoption permitted. Effective January 1, 2019, we elected to early adopt the requirements of the new standard on a prospective basis. The standard did not have an impact on our financial position, results of operations or liquidity.

In August 2018, the FASB issued ASU 2018-15, Intangibles - Goodwill and Other - Internal-Use Software (Subtopic 350-24): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that is a Service Contract, which aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The new standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019, with early adoption permitted. Effective January 1, 2019, we elected to early adopt the requirements of the new standard on a prospective basis. The standard did not have a material impact on our financial position, results of operations or liquidity.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires lessees to recognize a right-of-use asset and lease liability for most lease arrangements. Effective January 1, 2019, we adopted the requirements of the new lease standard using the modified retrospective approach, applying the new lease requirements at the beginning of the earliest period presented. In addition, we elected the package of practical expedients permitted under the transition guidance within the new standard, which, among other things, allows us to carry forward the historical lease classification. We did not elect the practical expedient to use hindsight in determining the lease term and in assessing impairment of right-of-use assets. The standard resulted in the recognition of operating lease right-of-use assets of $805 million and operating lease liabilities of $841 million, of which $194 million was classified as current and is included in other current liabilities in our consolidated balance sheet, as of December 31, 2018, with immaterial changes to other balance sheet accounts. The standard had no impact on our results of operations or cash flows. In addition, new disclosures are provided to enable users to assess the amount, timing and uncertainty of cash flows arising from leases.

In February 2018, the FASB issued ASU 2018-02, Income Statement - Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income, which allows companies to reclassify stranded tax effects resulting from the 2017 Act, from accumulated other comprehensive income to retained earnings. These stranded tax effects refer to the tax amounts included in accumulated other comprehensive income at the previous 35% U.S. statutory tax rate, for which the related deferred tax asset or liability was remeasured to the new 21% U.S. corporate statutory federal tax rate in the period of the 2017 Act enactment. The new standard is effective for fiscal years beginning after December 15, 2018, with early adoption permitted, and can be applied either in the period of adoption or retrospectively to each period impacted by the 2017 Act. We elected to early adopt the new standard in the first quarter of 2018 and we elected to reclassify the stranded income tax effects of the 2017 Act from accumulated other comprehensive income to retained earnings in the period of adoption. This resulted in an increase to AOCL of $1,451 million and an increase in retained earnings of $1,451 million in the first quarter of 2018, almost all of which related to our pension and PRB plans, net. The standard did not have an impact on our results of operations or liquidity. Income tax effects remaining in accumulated other comprehensive income will be released into earnings as the related before tax amounts are reclassified to earnings.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Other new pronouncements adopted and issued but not effective until after December 31, 2019, including ASU 2016-13, Financial Instruments—Credit Losses (Topic 326), did not and are not expected to have a material impact on our financial position, results of operations or liquidity.

Note 2: Proposed Merger with United Technologies Corporation (UTC)
On June 9, 2019, Raytheon, United Technologies Corporation, a Delaware corporation (UTC), and Light Merger Sub Corp., a Delaware corporation and wholly-owned subsidiary of UTC (Merger Sub), entered into an Agreement and Plan of Merger (the Merger Agreement). The Merger Agreement provides for, among other things and subject to the satisfaction or waiver of specified conditions, the merger of Merger Sub with and into Raytheon (the Merger), with Raytheon surviving the Merger as a wholly-owned subsidiary of UTC.

At the effective time of the Merger (the Effective Time), each share of common stock of Raytheon issued and outstanding immediately prior to the Effective Time (except for shares held by Raytheon as treasury stock) will be converted into the right to receive 2.3348 shares of common stock of UTC (and, if applicable, cash in lieu of fractional shares), less any applicable withholding taxes. At the Effective Time, Raytheon’s stockholders will hold approximately 43%, and UTC’s stockholders will hold approximately 57%, of the outstanding shares of common stock of UTC.

The Merger Agreement also provides that, prior to the consummation of the Merger, UTC will complete the previously announced separation of its commercial businesses, Otis and Carrier, from its other businesses (the Separation), and the pro rata distributions to its stockholders of 100% of the common stock of the entity holding the Otis business and 100% of the common stock of the entity holding the Carrier business (the Distributions).

The Merger was approved by Raytheon’s stockholders at a special meeting of Raytheon’s stockholders held on October 11, 2019. The issuance of shares of UTC Common Stock in connection with the Merger was approved by UTC’s stockholders at a special meeting of UTC’s stockholders held on October 11, 2019.

The parties’ obligations to consummate the Separation, the Distributions and the Merger remains subject to customary conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (HSR Act), and the receipt of other required regulatory approvals. In addition, the parties’ obligations to consummate the Merger are subject to the prior completion of the Separation and the Distributions.

The Merger Agreement includes customary representations, warranties and covenants of Raytheon and UTC (generally excluding the Otis business and the Carrier business). Between the date of execution of the Merger Agreement and the Effective Time, each of Raytheon and UTC (generally with respect to its aerospace business) has agreed to use reasonable best efforts to conduct its businesses in all material respects in the ordinary course consistent with past practice and to comply with certain operating covenants. In addition, the Merger Agreement generally restricts certain actions by both Raytheon and UTC, including the incurrence or issuance of new debt in excess of $1 billion in the aggregate (unless used to refinance existing debt), acquisitions or divestitures in excess of $500 million in the aggregate, and repurchases or issuances of shares other than in accordance with our existing equity award programs. In addition, the Merger Agreement provides that, immediately prior to the consummation of the Merger, the adjusted net indebtedness of UTC’s aerospace business will not exceed an amount as provided for under the Merger Agreement.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Subject to certain exceptions, each of Raytheon and UTC has agreed to use reasonable best efforts to cause the Merger to be completed. The Merger Agreement includes certain termination provisions for both UTC and Raytheon and provides that, in connection with a termination of the Merger Agreement under specified circumstances, Raytheon will be required to pay UTC a termination fee of $1.785 billion, or UTC will be required to pay Raytheon a termination fee of $2.365 billion.

The Merger is targeted to close early in the second quarter of 2020, subject to and following completion by UTC of the Separation and Distributions.

Note 3: Earnings Per Share (EPS)
EPS from continuing operations attributable to Raytheon Company common stockholders and unvested stock-based payment awards was as follows:

	2019	2018	2017
Basic EPS attributable to Raytheon Company common stockholders:
Distributed earnings	$3.76	$3.46	$3.18
Undistributed earnings	8.17	6.70	3.77
Total	$11.93	$10.16	$6.95
Diluted EPS attributable to Raytheon Company common stockholders:
Distributed earnings	$3.76	$3.45	$3.18
Undistributed earnings	8.16	6.70	3.76
Total	$11.92	$10.15	$6.94

Income attributable to participating securities was as follows:

(In millions)	2019	2018	2017
Income from continuing operations attributable to participating securities	$32	$30	$24
Income (loss) from discontinued operations, net of tax attributable to participating securities	—	—	—
Net income attributable to participating securities	$32	$30	$24

The weighted-average shares outstanding for basic and diluted EPS were as follows:

(In millions)	2019	2018	2017
Shares for basic EPS(1)	280.0	286.5	291.1
Effect of dilutive securities	0.2	0.3	0.3
Shares for diluted EPS	280.2	286.8	291.4
(1)	Includes participating securities of 2.7 million, 2.9 million and 3.5 million for 2019, 2018 and 2017, respectively.

Our Board of Directors is authorized to issue up to 200 million shares of preferred stock, $0.01 par value per share, in multiple series with terms as determined by them. There were no shares of preferred stock outstanding at December 31, 2019 or December 31, 2018.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note 4: Acquisitions, Divestitures and Goodwill
In pursuing our business strategies, we acquire and make investments in certain businesses that meet strategic and financial criteria, and divest of certain non-core businesses, investments and assets when appropriate.

In 2013, we formed the Range Generation Next LLC (RGNext) joint venture with General Dynamics Information Technology (GDIT) through our Intelligence, Information and Services (IIS) segment, in which we held a 50% equity ownership that was accounted for using the equity method. On February 8, 2019, we amended and restated the RGNext joint venture agreement and acquired an additional 10% equity ownership in the joint venture, increasing our equity ownership to 60% and giving us control of the operations of RGNext. Effective as of February 8, 2019, we consolidate the results of RGNext in our consolidated financial statements and report its results in our IIS segment. We also remeasured our equity method investment in RGNext to fair value, which resulted in a non-cash gain of $21 million in the first quarter of 2019 that was recorded in operating income through a reduction to cost of sales at our IIS segment; recognized redeemable noncontrolling interest for GDIT’s interest in RGNext at a fair value of $32 million; and recognized $90 million of net assets, including cash acquired, at fair value. As part of our purchase price allocation, we recorded $19 million of goodwill, primarily related to the value of the existing workforce, and $34 million of intangible assets, primarily related to customer relationships with a weighted-average life of 7 years.

In May 2018, we completed the sale of our commercial cloud-based call center analytics solutions business for $11 million in cash, net of transaction-related costs. This business was part of our Space and Airborne Systems (SAS) segment. The Company recognized a gain of $8 million before tax, $5 million net of tax, which was recorded as a reduction to cost of sales at our SAS segment in the second quarter of 2018.

In 2017, our Forcepoint business completed the acquisitions of RedOwl Analytics Inc., a security analytics business, and the Skyfence cloud access security broker (CASB) business for total consideration of $93 million, net of cash received, and exclusive of retention payments. Vista Equity Partners contributed 19.7% of the purchase price for the Skyfence acquisition. Both acquisitions expand and enhance Forcepoint’s strategy to deliver cybersecurity systems that help customers understand people’s behaviors and intent as they interact with data and intellectual property wherever it may reside. In connection with these acquisitions, we recorded $77 million of goodwill, primarily related to expected synergies from combining operations and the value of the existing workforce, and $12 million of intangible assets, primarily related to technology and customer relationships.

Pro forma financial information and revenue from the date of acquisition has not been provided for these acquisitions as they are not material either individually or in the aggregate.

We funded each of the above acquisitions using cash on hand. The operating results of these businesses have been included in our consolidated results as of the respective closing dates of the acquisitions. The purchase price of these businesses has been allocated to the estimated fair value of net tangible and intangible assets acquired, with any excess purchase price recorded as goodwill. The total amount of goodwill that is expected to be deductible for tax purposes related to these acquisitions was $28 million at December 31, 2019.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

A rollforward of goodwill by segment was as follows:

(In millions)	Integrated Defense Systems	Intelligence, Information and Services	Missile Systems	Space and Airborne Systems	Forcepoint	Total
Balance at December 31, 2017	$1,706	$2,967	$4,154	$4,106	$1,938	$14,871
Acquisitions and divestitures	—	—	—	(3)	—	(3)
Effect of foreign exchange rates and other	(2)	(2)	—	—	—	(4)
Balance at December 31, 2018	1,704	2,965	4,154	4,103	1,938	14,864
Acquisitions and divestitures	—	19	—	—	—	19
Effect of foreign exchange rates and other	(1)	—	—	—	—	(1)
Balance at December 31, 2019	$1,703	$2,984	$4,154	$4,103	$1,938	$14,882

For information on our intangible assets, see “Note 7: Other Assets, Net.”

Note 5: Contract Assets and Contract Liabilities
Net contract assets (liabilities) consisted of the following at December 31:

(In millions)	2019	2018	$ Change	% Change
Contract assets	$6,122	$5,594	$528	9.4%
Contract liabilities—current	(3,267)	(3,309)	42	1.3%
Contract liabilities—noncurrent	(143)	(150)	7	4.7%
Net contract assets (liabilities)	$2,712	$2,135	$577	27.0%

The $577 million increase in our net contract assets (liabilities) from December 31, 2018 to December 31, 2019 was primarily due to a $528 million increase in our contract assets, principally due to the timing of milestone payments on certain international programs.

On May 24, 2019, the Administration announced an emergency certification authorizing the immediate export of 22 pending arms sales to Jordan, the United Arab Emirates (UAE) and the KSA, waiving the requirement of Congressional Notification of these arms sales. As a result, we were able to obtain the necessary regulatory approvals and licenses for contracts subject to the emergency certification. For those contracts for which we have not yet obtained the regulatory approval and licenses and that were not subject to the emergency certification, we had approximately $1.2 billion of total contract value, recognized approximately $400 million of sales for work performed to date and received approximately $500 million in advances as of December 31, 2019. On a contract-by-contract basis, we had $100 million and $200 million of net contract assets and net contract liabilities, respectively, related to the contracts pending approval.

Impairment losses recognized on our receivables and contract assets were de minimis in 2019, 2018 and 2017.

Contract assets consisted of the following at December 31:

(In millions)	2019	2018
Unbilled	$13,308	$12,058
Progress payments	(7,186)	(6,464)
Total contract assets	$6,122	$5,594

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The U.S. government has title to the assets related to unbilled amounts on U.S. government contracts that provide progress payments. Included in contract assets at December 31, 2019 was $24 million which is expected to be collected outside of one year.

Contract assets include retentions arising from contractual provisions. At December 31, 2019, retentions were $94 million. We anticipate collecting $20 million of these retentions in 2020 and the balance thereafter.

In 2019, 2018 and 2017, we recognized revenue of $1,919 million, $1,453 million and $1,434 million related to our contract liabilities at January 1, 2019, January 1, 2018 and January 1, 2017, respectively.

Note 6: Property, Plant and Equipment, Net
Property, plant and equipment, net, consisted of the following at December 31:

(In millions)	2019	2018
Land	$81	$84
Buildings and improvements	3,068	2,835
Machinery and equipment	5,436	4,844
Property, plant and equipment, gross	8,585	7,763
Accumulated depreciation and amortization	(5,232)	(4,923)
Total	$3,353	$2,840

Depreciation and amortization expense of property, plant and equipment, net, was $420 million, $374 million and $350 million in 2019, 2018 and 2017, respectively.

Note 7: Other Assets, Net
Other assets, net, consisted of the following at December 31:

(In millions)	2019	2018
Marketable securities held in trusts(1)	$753	$642
Computer software, net of accumulated amortization of $1,249 and $1,201 at December 31, 2019 and 2018, respectively	252	261
Other intangible assets, net of accumulated amortization of $873 and $760 at December 31, 2019 and 2018, respectively	283	361
Deferred tax asset(2)	534	331
Other noncurrent assets, net	552	429
Total	$2,374	$2,024
(1)	For further details, refer to “Note 14: Pension and Other Employee Benefits.”
(2)	For further details, refer to “Note 15: Income Taxes.”

Computer software amortization expense was $73 million, $75 million and $71 million in 2019, 2018 and 2017, respectively.

Other intangible assets, net, consisted primarily of completed technology, intellectual property and acquired customer relationships. These intangible assets are being amortized over their estimated useful lives which range from 1 to 15 years using either a straight-line or accelerated amortization method based on the pattern of economic benefits we expect to realize from such assets. Amortization expense for other intangible assets was $112 million, $119 million and $129 million in 2019, 2018 and 2017, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Computer software and other intangible asset amortization expense is expected to be approximately $154 million in 2020, $118 million in 2021, $80 million in 2022, $45 million in 2023 and $27 million in 2024.

Note 8: Commercial Paper and Long-term Debt
Commercial Paper—In 2019, we made net repayments of $300 million to reduce our short-term commercial paper borrowings outstanding to zero at December 31, 2019. At December 31, 2018, short-term commercial paper borrowings outstanding were $300 million, which had a weighted-average interest rate and original maturity period of 2.954% and 16 days, respectively. The commercial paper notes outstanding had original maturities of not more than 90 days from the date of issuance.

Long-term Debt—Long-term debt, including the current portion of long-term debt, consisted of the following at December 31:

(In millions, except percentages)	2019	2018
$500 notes due 2020, 4.40%	$500	$499
$1,000 notes due 2020, 3.125%	999	998
$1,100 notes due 2022, 2.50%	1,097	1,096
$300 notes due 2024, 3.15%	298	298
$382 notes due 2027, 7.20%	374	373
$185 notes due 2028, 7.00%	185	185
$600 notes due 2040, 4.875%	592	592
$425 notes due 2041, 4.70%	420	419
$300 notes due 2044, 4.20%	295	295
Total debt issued and outstanding	$4,760	$4,755

The notes are redeemable by us at any time at redemption prices based on U.S. Treasury rates. In the second quarter of 2017, we exercised our call rights to repurchase, at prices based on fixed spreads to the U.S. Treasury rates, $591 million of our long-term debt due March and December 2018 at a loss of $39 million before tax, $25 million net of tax, which is included in other (income) expense, net.

The carrying value of long-term debt is recorded at amortized cost. The fair value of long-term debt is determined using quoted prices in inactive markets, which falls within Level 2 of the fair value hierarchy. The estimated fair value of long-term debt was the following at December 31:

(In millions)	2019	2018
Fair value of long-term debt(1)	$5,337	$5,063
(1)	Fair value of long-term debt at December 31, 2019 includes current portion of long-term debt fair value of $1,513 million.

The adjustments to the principal amounts of long-term debt were as follows at December 31:

(In millions)	2019	2018
Principal	$4,792	$4,792
Unamortized issue discounts	(26)	(30)
Unamortized interest rate lock costs	(6)	(7)
Total	$4,760	$4,755

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The aggregate amounts of principal payments due on long-term debt for the next five years are:

(In millions)
2020	$1,500
2021	—
2022	1,100
2023	—
2024	300
Thereafter	1,892

In September 2019, we entered into a $1.25 billion revolving credit facility maturing in November 2021 and terminated the previous $1.25 billion revolving credit facility maturing in November 2020 without penalty. Under the credit facility, we can borrow, issue letters of credit and backstop commercial paper. Borrowings under this facility bear interest at various rate options, including LIBOR plus a margin based on our credit ratings. Based on our credit ratings at December 31, 2019, borrowings would generally bear interest at LIBOR plus 80.5 basis points. The credit facility is composed of commitments from 20 separate highly rated lenders, each committing no more than 10% of the facility. As of December 31, 2019 and December 31, 2018 there were no borrowings or letters of credit outstanding under our credit facilities.

Under the credit facility we must comply with certain covenants, including a ratio of total debt to total capitalization of no more than 60%. Our ratio of total debt to total capitalization, as those terms are defined in the credit facility, was 28.0% at December 31, 2019. We are providing this ratio as this metric is used by our lenders to monitor our leverage and is also a threshold that could limit our ability to utilize this facility. We were in compliance with our credit facility covenants as of December 31, 2019 and December 31, 2018.

Total cash paid for interest on commercial paper and long-term debt was $193 million, $194 million and $214 million in 2019, 2018 and 2017, respectively.

Note 9: Leases
We enter into operating leases primarily for: real estate, including for manufacturing, engineering, research, administration, sales and warehousing facilities; information technology equipment; and other equipment. At December 31, 2019 and December 31, 2018, we did not have any finance leases. Approximately 90% of our future lease commitments, and related lease liability, relate to our real estate leases. Some of our leases also include options to extend the lease or terminate the lease. A small portion of our leases include variable escalation clauses, which are typically based on CPI rates, or other variable lease-related payments.

The components of lease expense were as follows:

(In millions)	2019	2018	2017
Operating lease cost	$240	$236	$232
Variable lease cost(1)	—	—	—
Sublease income	(1)	(4)	(3)
Total lease cost	$239	$232	$229
(1)	Variable lease cost was less than $1 million for 2019, 2018 and 2017, respectively.

Gains and losses on sale and leaseback transactions were de minimis in 2019, 2018 and 2017.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

At December 31, 2019, our future lease payments under non-cancellable leases were as follows:

(In millions)
2020	$242
2021	217
2022	168
2023	116
2024	71
Thereafter	238
Total future lease payments(1)	1,052
Imputed interest	(133)
Total lease liabilities	$919
(1)	Total future lease payments exclude future lease payments related to leases that were signed but had not yet commenced. There were none as of December 31, 2019.

Our lease liabilities recognized in our consolidated balance sheet at December 31, 2019 were as follows:

(In millions)
Operating lease liabilities—current	$213
Operating lease liabilities—noncurrent	706
Total lease liabilities	$919

The weighted-average remaining lease term related to our operating leases was 8 years and 7 years as of December 31, 2019 and December 31, 2018, respectively. The weighted-average discount rate related to our operating leases was 3.1% as of both December 31, 2019 and December 31, 2018.

Other information related to leases was as follows:

(In millions)	2019	2018	2017
Cash paid for amounts included in the measurement of operating lease liabilities	$243	$250	$218
Right-of-use assets obtained in exchange for new operating lease obligations	271	182	239

There were no material restrictions or covenants imposed by our leases at December 31, 2019 or December 31, 2018. In addition, we did not have any related party leases and our sublease transactions were de minimis.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note 10: Commitments and Contingencies
Environmental Matters—We are involved in various stages of investigation and cleanup related to remediation of various environmental sites. Our estimate of the liability of total environmental remediation costs includes the use of a discount rate and takes into account that a portion of these costs is eligible for future recovery through the pricing of our products and services to the U.S. government. We regularly assess the probability of recovery of these costs, which requires us to make assumptions about the extent of cost recovery under our contracts and the amount of future contract activity. We consider such recovery probable based on government contracting regulations and our long history of receiving reimbursement for such costs, and accordingly have recorded the estimated future recovery of these costs from the U.S. government within prepaid expenses and other current assets in our consolidated balance sheets. Our estimates regarding remediation costs to be incurred were as follows at December 31:

(In millions, except percentages)	2019	2018
Total remediation costs—undiscounted	$188	$193
Weighted-average discount rate	5.1%	5.1%
Total remediation costs—discounted	$124	$128
Recoverable portion	81	82

We also lease certain government-owned properties and generally are not liable for remediation of preexisting environmental contamination at these sites. As a result, we generally do not provide for these costs in our consolidated financial statements.

Due to the complexity of environmental laws and regulations, the varying costs and effectiveness of alternative cleanup methods and technologies, the uncertainty of insurance coverage, and the unresolved extent of our responsibility, it is difficult to determine the ultimate outcome of environmental matters. However, we do not expect any additional liability to have a material adverse effect on our financial position, results of operations or liquidity.

Environmental remediation costs expected to be incurred are:

(In millions)
2020	$25
2021	16
2022	13
2023	11
2024	11
Thereafter	112

Financing Arrangements and Other—We issue guarantees, and banks and surety companies issue, on our behalf, letters of credit and surety bonds, to meet various bid, performance, warranty, retention and advance payment obligations for us or our affiliates. These instruments expire on various dates through 2028. Additional guarantees of project performance for which there is no stated value also remain outstanding. The stated values outstanding consisted of the following at December 31:

(In millions)	2019	2018
Guarantees	$219	$201
Letters of credit	3,485	2,503
Surety bonds	83	166

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

We provide guarantees and letters of credit to certain affiliates to assist them in obtaining financing on more favorable terms, making bids on contracts and performing their contractual obligations. While we expect our affiliates to satisfy their loans and meet their project performance and other contractual obligations, their failure to do so may result in a future obligation to us. We periodically evaluate the risk of our affiliates failing to meet their obligations. At December 31, 2019, we believe the risk that our affiliates will not be able to meet their obligations is minimal for the foreseeable future based on their current financial condition. All obligations were current at December 31, 2019. At both December 31, 2019 and December 31, 2018, we had an estimated liability of $3 million related to these guarantees.

We have entered into industrial cooperation agreements, sometimes in the form of either offset agreements or ICIP agreements, as a condition to obtaining orders for our products and services from certain customers in foreign countries. At December 31, 2019, the aggregate amount of our offset agreements, both agreed to and anticipated to be agreed to, had an outstanding notional value of approximately $9.5 billion. These agreements are designed to return economic value to the foreign country by requiring us to engage in activities supporting local defense or commercial industries, promoting a balance of trade, developing in-country technology capabilities or addressing other local development priorities. Offset agreements may be satisfied through activities that do not require a direct cash payment, including transferring technology, providing manufacturing, training and other consulting support to in-country projects, and the purchase by third parties (e.g., our vendors) of supplies from in-country vendors. These agreements may also be satisfied through our use of cash for activities such as subcontracting with local partners, purchasing supplies from in-country vendors, providing financial support for in-country projects and making investments in local ventures. Such activities may also vary by country depending upon requirements as dictated by their governments. We typically do not commit to offset agreements until orders for our products or services are definitive. The amounts ultimately applied against our offset agreements are based on negotiations with the customers and typically require cash outlays that represent only a fraction of the notional value in the offset agreements. Offset programs usually extend over several or more years and may provide for penalties in the event we fail to perform in accordance with offset requirements. Historically, we have not been required to pay any penalties of significance.

As a U.S. government contractor, we are subject to many levels of audit and investigation by the U.S. government relating to our contract performance and compliance with applicable rules and regulations. Agencies that oversee contract performance include: the Defense Contract Audit Agency (DCAA); the Defense Contract Management Agency (DCMA); the Inspectors General of the U.S. Department of Defense (DoD) and other departments and agencies; the Government Accountability Office (GAO); the Department of Justice (DOJ); and Congressional Committees. Other areas of our business operations may also be subject to audit and investigation by these and/or other agencies. From time to time, agencies investigate or conduct audits to determine whether our operations are being conducted in accordance with applicable requirements. Such investigations and audits may be initiated due to a number of reasons, including as a result of a whistleblower complaint. Such investigations and audits could result in administrative, civil or criminal liabilities, including repayments, fines or penalties being imposed upon us, the suspension of government export licenses or the suspension or debarment from future U.S. government contracting. U.S. government investigations often take years to complete and many result in no adverse action against us. Our final allowable incurred costs for each year are also subject to audit and have, from time to time, resulted in disputes between us and the U.S. government, with litigation resulting at the Court of Federal Claims (COFC) or the Armed Services Board of Contract Appeals (ASBCA) or their related courts of appeals. In addition, the DOJ has, from time to time, convened grand juries to investigate possible irregularities by us. We also provide products and services to customers outside of the U.S., and those sales are subject to local government laws, regulations and procurement policies and practices. Our compliance with such local government regulations or any applicable U.S. government regulations (e.g., the Foreign Corrupt Practices Act (FCPA) and International Traffic in Arms Regulations (ITAR)) may also be investigated or audited. Other than as specifically disclosed herein, we do not expect these audits, investigations or disputes to have a material effect on our financial position, results of operations or liquidity, either individually or in the aggregate.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Raytheon has received a subpoena from the Securities and Exchange Commission (SEC) seeking information in connection with an investigation into whether there were improper payments made by Thales-Raytheon Systems (TRS), Raytheon or anyone acting on their behalf in connection with TRS or Raytheon contracts in certain Middle East countries since 2014. Raytheon maintains a rigorous anti-corruption compliance program, is cooperating fully with the SEC’s inquiry, and is examining whether there has been any conduct that is in violation of Raytheon policy. At this point there is no ability to predict the outcome of the SEC’s inquiry. Based on the information available to date, however, we do not believe the results of this inquiry will have a material adverse effect on our financial condition, results of operations or liquidity.

In addition, various other claims and legal proceedings generally incidental to the normal course of business are pending or threatened against, or initiated by, us. We do not expect any of these proceedings to result in any additional liability or gains that would materially affect our financial position, results of operations or liquidity. In connection with certain of our legal matters, we may be entitled to insurance recovery for qualified legal costs or other incurred costs. We do not expect any insurance recovery to have a material impact on the financial exposure that could result from these matters.

Note 11: Redeemable Noncontrolling Interests

Forcepoint is a cybersecurity company that we created in May 2015 as a joint venture with Vista Equity Partners. The joint venture agreement between Raytheon and Vista Equity Partners provided Vista Equity Partners with the ability to liquidate its ownership through a put option, which became exercisable on May 29, 2017. The put option allowed Vista Equity Partners to require Raytheon to purchase all of Vista Equity Partners’ interest in Forcepoint for cash at a price equal to fair value as determined under the joint venture agreement. Vista Equity Partners’ interest in Forcepoint was presented as redeemable noncontrolling interest, outside of stockholders’ equity, in our consolidated balance sheets.

In October 2019, Vista Equity Partners formally exercised its put right to require Raytheon to purchase Vista Equity Partners’ interest in Forcepoint. As a result, the parties engaged in a formal process under the joint venture agreement to determine the fair value, as defined in the joint venture agreement, of such interest. On November 18, 2019, Raytheon completed the acquisition of Vista Equity Partners’ interest in Forcepoint for $588 million in cash. As part of the acquisition, we eliminated the historical adjustments to the carrying value of the redeemable noncontrolling interest of $128 million, with the offset to retained earnings. In addition, we eliminated the carrying value of the redeemable noncontrolling interest of $263 million and recognized a loss in additional paid-in capital of $324 million for the difference between the purchase price and the carrying value, excluding $1 million which was reclassed to AOCL. In addition, the related transaction costs of $4 million were charged to additional paid-in capital. Any reduction to additional paid-in capital in excess of zero was recorded as a reduction to retained earnings.

As discussed in “Note 4: Acquisitions, Divestitures and Goodwill,” in February 2019, we amended and restated the RGNext joint venture agreement and acquired an additional 10% equity ownership in the joint venture, increasing our equity ownership to 60% and giving us control of the operations, with GDIT obtaining only protective rights. As a result, we now consolidate the results of RGNext in our consolidated financial statements. The amendment to the RGNext joint venture agreement provides GDIT with the ability to liquidate its ownership and receive an amount equal to its contributed capital (the redemption value). As such, GDIT’s interest in RGNext is presented as redeemable noncontrolling interest, outside of stockholders’ equity, in our consolidated balance sheets, and is recorded at the greater of its carrying value or the redemption value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

A rollforward of redeemable noncontrolling interests was as follows:

(In millions)	Forcepoint	RGNext	Total
Balance at December 31, 2017	$512	$—	$512
Net income (loss)	(27)	—	(27)
Other comprehensive income (loss), net of tax	(1)	—	(1)
Adjustment of noncontrolling interests to redemption value	(73)	—	(73)
Balance at December 31, 2018	411	—	411
RGNext initial recognition	—	32	32
Net income (loss)	(19)	5	(14)
Other comprehensive income (loss), net of tax(1)	—	—	—
Distributions related to noncontrolling interest	—	(5)	(5)
Adjustment of noncontrolling interests to redemption value	(1)	—	(1)
Acquisition of noncontrolling interest in Forcepoint	(391)	—	(391)
Balance at December 31, 2019	$—	$32	$32
(1)	Other comprehensive income (loss), net of tax, related to Forcepoint was income of less than $1 million in 2019.

Note 12: Stockholders’ Equity
The changes in shares of our common stock outstanding were as follows:

(In millions)	2019	2018	2017
Beginning balance	282.1	288.4	292.8
Stock plans activity	1.1	0.9	1.1
Share repurchases	(4.8)	(7.2)	(5.5)
Ending balance	278.4	282.1	288.4

From time to time, our Board of Directors authorizes the repurchase of shares of our common stock. In November 2015, our Board authorized the repurchase of up to $2.0 billion of our outstanding common stock. In November 2017, our Board also authorized the repurchase of up to an additional $2.0 billion of our outstanding common stock. At December 31, 2019, we had approximately $0.7 billion available under the 2017 repurchase program. However, the merger agreement with UTC restricts us from repurchasing shares other than to satisfy tax withholding obligations. For more information refer to “Note 2: Proposed Merger with United Technologies Corporation (UTC).”

Share repurchases also include shares surrendered by employees to satisfy tax withholding obligations in connection with restricted stock, RSUs and LTPP awards issued to employees.

Our share repurchases were as follows:

	2019		2018		2017
(In millions)	$	Shares	$	Shares	$	Shares
Shares repurchased under our share repurchase programs	$800	4.4	$1,325	6.7	$800	4.9
Shares repurchased to satisfy tax withholding obligations	69	0.4	93	0.5	85	0.6
Total share repurchases	$869	4.8	$1,418	7.2	$885	5.5

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Due to the volume of repurchases made under our share repurchase program in both 2019 and 2018 and the acquisition of Vista Equity Partners’ redeemable noncontrolling interest in Forcepoint in November 2019 as further discussed in “Note 11: Redeemable Noncontrolling Interests,” additional paid-in capital was reduced to zero during 2019 and 2018, with the remainder of the excess of $1,025 million and $1,250 million, respectively, recorded as a reduction to retained earnings.

In March 2019, our Board of Directors authorized an 8.6% increase to our annual dividend payout rate from $3.47 to $3.77 per share. Our Board of Directors declared dividends of $3.77, $3.47 and $3.19 per share in 2019, 2018 and 2017, respectively. Dividends are subject to quarterly approval by our Board of Directors.

Note 13: Stock-based Compensation Plans
On May 30, 2019, our stockholders approved the Raytheon 2019 Stock Plan. The 2019 Stock Plan provides for stock-based awards to be issued as restricted stock, RSUs, stock grants, stock options or stock appreciation rights, including awards based on performance criteria. The plan authorizes the issuance of 2.7 million shares in addition to shares remaining available for awards under the Raytheon 2010 Stock Plan as of December 31, 2018. The total maximum number of shares originally authorized for issuance under the 2019 Stock Plan, the 2010 Stock Plan and other prior Raytheon plans is 44.5 million. The 2019 Stock Plan provides that awards to our officers, employees and consultants are generally granted by the Management Development and Compensation Committee (MDCC) of our Board of Directors and are compensatory in nature, while awards to our non-employee directors are granted by the Board’s Governance and Nominating Committee. Shares issued to fulfill the stock-based awards will be funded through the issuance of shares under the 2019 Stock Plan. Each stock-based award is subject to the change in control provision in the related agreement. At December 31, 2019, there were 8.0 million shares available for new awards and 2.8 million shares outstanding under the 2019 Stock Plan, the 2010 Stock Plan and other prior Raytheon plans.

Stock-based compensation expense and the associated tax benefit recognized were as follows:

(In millions)	2019	2018	2017
Stock-based compensation expense
Restricted stock expense	$99	$98	$94
RSU expense	35	32	28
LTPP expense	37	36	38
Total stock-based compensation expense	$171	$166	$160
Stock-based tax benefit recognized	35	29	30

At December 31, 2019, there was $186 million of compensation expense related to nonvested awards not yet recognized which is expected to be recognized over a weighted-average period of 1.5 years.

Restricted Stock and Restricted Stock Units
Shares of restricted stock vest over a specified period of time as determined by the MDCC, generally four years for employee awards and one year for non-employee directors. Recipients of restricted stock are entitled to full dividend and voting rights beginning on the date of grant. Non-vested shares of restricted stock are subject to forfeiture under certain circumstances and restricted as to disposition until vested. At the date of grant, each share of restricted stock is credited to common stock at par value. The fair value of restricted stock is calculated under the intrinsic value method at the date of grant and is charged to income as compensation expense generally over the vesting period with a corresponding credit to additional paid-in capital.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

RSUs also vest over a specified period of time as determined by the MDCC, are compensatory in nature and are primarily awarded to retirement eligible employees. Retirement eligible recipients of RSUs are entitled to full dividend rights beginning on the date of grant. In addition, RSUs granted to retirement eligible employees continue to vest, but do not accelerate, on the scheduled vesting dates into retirement subject to the recipient’s compliance with certain post-employment covenants. Since recipients of RSUs with continued vesting provisions have satisfied the service requirement of the award at the date of grant, the Company recognizes all of the stock-based compensation expense associated with the RSUs awarded to retirement eligible employees in the period the award is granted. The expense is based on the fair value of the RSUs, calculated under the intrinsic value method at the date of grant.

Restricted stock and RSU activity was as follows:

	Shares/units (in thousands)	Weighted- average grant date fair value per share
Outstanding at December 31, 2016	3,294	$106.56
Granted	1,025	152.93
Vested	(1,194)	91.77
Forfeited	(229)	120.33
Outstanding at December 31, 2017	2,896	127.98
Granted	774	212.96
Vested	(977)	112.54
Forfeited	(215)	150.67
Outstanding at December 31, 2018	2,478	158.66
Granted	959	180.05
Vested	(882)	130.35
Forfeited	(166)	172.50
Outstanding at December 31, 2019	2,389	$176.73

The total fair value of restricted stock and RSUs vested and the related tax benefit realized were as follows:

(In millions)	2019	2018	2017
Fair value of restricted stock and RSUs vested	$160	$206	$193
Tax benefit realized related to vested restricted stock/RSUs(1)	30	39	63
(1)	Includes $11 million, $18 million and $29 million of excess tax benefits realized in 2019, 2018 and 2017, respectively.

Long-term Performance Plan
In 2004, we established the LTPP, which provides for restricted stock unit awards granted from our stock plans to our senior leadership. Recipients of LTPP awards have no voting rights and receive dividend equivalent units. The vesting of LTPP awards and related dividend equivalent units is based upon the achievement of specific pre-established levels of performance at the end of a three-year performance cycle. In the event of a retirement, vesting for LTPP awards will not accelerate and instead will vest in accordance with the original vesting conditions on a pro-rated basis.

The performance goals for the three outstanding performance cycles at December 31, 2019 are independent of each other and based on three metrics, as defined in the LTPP award agreements: return on invested capital (ROIC), weighted at 50%; total shareholder return (TSR) relative to a peer group, weighted at 25%; and cumulative free cash flow from continuing operations (CFCF), weighted at 25%. The ultimate award, which is determined at the end of the three-year cycle, can range from zero to 200% of the target award and includes dividend equivalents, which are not included in the aggregate target award numbers.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Compensation expense for the LTPP awards is recognized on a straight-line basis from the grant date through the end of the performance period based upon the value determined under the intrinsic value method for the CFCF and ROIC portions of the LTPP award and the Monte Carlo simulation method for the TSR portion of the LTPP award. Compensation expense for the CFCF and ROIC portions of the awards will be adjusted based upon the expected achievement of those performance goals.

The assumptions used in the Monte Carlo model for the TSR portion of the LTPP awards granted during each year were as follows:

	2019	2018	2017
Expected stock price volatility	18.48%	16.87%	18.74%
Peer group stock price volatility	20.67%	18.41%	20.01%
Correlations of returns	54.49%	52.49%	56.55%
Risk free interest rate	2.49%	2.21%	1.53%

LTPP award activity was as follows(1):

	Units (in thousands)	Weighted- average grant date fair value per share
Outstanding at December 31, 2016	665	$110.32
Granted	142	152.29
Increase due to expected performance	193	125.14
Vested	(273)	97.59
Forfeited	(4)	137.57
Outstanding at December 31, 2017	723	127.16
Granted	117	205.76
Increase due to expected performance	71	135.27
Vested	(303)	112.15
Forfeited	(24)	164.58
Outstanding at December 31, 2018	584	150.15
Granted	145	176.13
Increase due to expected performance	96	187.90
Vested	(236)	120.52
Forfeited	(10)	170.42
Outstanding at December 31, 2019	579	$174.72
(1)
This table excludes dividend equivalent units outstanding of 33 thousand at both December 31, 2019 and December 31, 2018 and 28 thousand at December 31, 2017, based on expected performance at each reporting date.

The total fair value of LTPP awards vested and the related tax benefit realized were as follows:

(In millions)	2019	2018	2017
Fair value of LTPP awards vested	$45	$67	$44
Tax benefit realized related to vested LTPP awards(1)	10	24	15
(1)	Includes $3 million, $13 million and $7 million of excess tax benefits realized in 2019, 2018 and 2017, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Forcepoint Plans
In 2015, Forcepoint established long-term incentive plans that provide for awards of unit appreciation rights and profits interests in the Forcepoint entity to its management and key employees. Awards are approved by the Board of Forcepoint. These awards vest over a specified period of time and settlement is subject to a liquidity event defined as either a change in control or an initial public offering of the entity. In 2019, Forcepoint issued 11 thousand unit appreciation rights, 8 thousand were forfeited, and 24 thousand were outstanding at December 31, 2019. Also in 2019, Forcepoint issued 37 thousand profits interests, 34 thousand were forfeited, and 119 thousand were outstanding at December 31, 2019. At December 31, 2019, there were 174 thousand and 29 thousand combined unit appreciation rights and/or profits interests authorized and available for issuance, respectively, under these plans. The fair value of the awards is determined using the Black-Scholes valuation model and compensation expense is recognized over the requisite service period when achievement of the liquidity event is considered probable. In certain limited circumstances other vesting conditions may apply and the impact attributable to these vesting conditions was expense of $13 million in 2019, income of $1 million in 2018 and expense of $13 million in 2017.

The weighted-average assumptions used in the Black-Scholes model and the weighted-average grant date fair value for the Forcepoint awards granted were as follows:

	2019	2018	2017
Unit Price	$1,244.48	$1,508.01	$1,101.31
Expected life (in years)	1.99	3.01	2.29
Expected unit price volatility	39.19%	43.66%	49.51%
Risk free interest rate	2.06%	2.69%	1.46%
Dividend yield	—%	—%	—%
Grant date fair value	$368.61	$486.94	$339.72

Note 14: Pension and Other Employee Benefits
We have pension plans covering the majority of our employees hired prior to January 1, 2007, including certain employees in foreign countries (Pension Benefits). Our primary pension obligations relate to our domestic Internal Revenue Service (IRS) qualified pension plans. In addition, we provide certain health care and life insurance benefits to retired employees and to eligible employees upon retirement through other postretirement benefit (PRB) plans.

The fair value of plan assets for our domestic and foreign Pension Benefits plans was as follows:

(In millions)	2019	2018
Domestic Pension Benefits plan	$20,366	$18,488
Foreign Pension Benefits plan	951	833

We maintain a defined contribution plan that includes a 401(k) plan. Covered employees hired or rehired on or after January 1, 2007 are eligible for a Company contribution based on age and service, instead of participating in our pension plans. These and other covered employees are eligible to contribute up to a specific percentage of their pay to the 401(k) plan, subject to IRS compensation and contribution limits. We match the employee contributions. The match is generally 3% or 4% of the employee’s pay and is invested in the same way as the employee contributions. Total expense for our contributions was $357 million, $326 million and $303 million in 2019, 2018 and 2017, respectively.

At December 31, 2019 and December 31, 2018, there was $20.6 billion and $17.0 billion invested in our defined contribution plan, respectively. At December 31, 2019 and December 31, 2018, $2.1 billion and $1.6 billion of these amounts were invested in our stock fund, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

We also sponsor nonqualified defined benefit and defined contribution plans to provide benefits in excess of qualified plan limits. We have set aside certain assets in separate trusts, which we expect to be used to pay for trust obligations. The fair value of marketable securities held in trusts, which are considered Level 1 assets under the fair value hierarchy, consisted of the following at December 31:

(In millions)	2019	2018
Marketable securities held in trusts	$753	$642

Included in marketable securities held in trusts in the table above was $476 million and $420 million at December 31, 2019 and December 31, 2018, respectively, related to the nonqualified defined contribution plans. The liabilities related to the nonqualified defined contribution plans were $489 million and $431 million at December 31, 2019 and December 31, 2018, respectively.

We also maintain additional contractual pension benefits agreements for certain executive officers. The liability associated with such agreements was $39 million and $36 million at December 31, 2019 and December 31, 2018, respectively.

Contributions and Benefit Payments
We may make both required and discretionary contributions to our pension plans. Required contributions are primarily determined in accordance with the Pension Protection Act of 2006 (PPA), which amended the Employee Retirement Income Security Act of 1974 (ERISA) rules, and are affected by the actual return on plan assets (ROA) and plan funded status. The funding requirements under the PPA require us to fully fund our pension plans over a rolling seven-year period as determined annually based upon the funded status at the beginning of the year.

Due to the low interest rate environment, Congress provided for temporary pension funding relief through a provision in the Surface Transportation Extension Act of 2012 (STE Act). The provision was extended through 2020 by the Highway and Transportation Funding Act of 2014 (HATFA) and the Bipartisan Budget Act (BBA) of 2015. The provision adjusts the 24-month average high quality corporate bond rates used to determine the PPA funded status so that they are within a floor and cap, or “corridor,” based on the 25-year average of corporate bond rates. Beginning after 2020, the provision will be gradually phased out.

We made the following contributions to our pension and PRB plans during the years ended December 31:

(In millions)	2019	2018	2017
Required pension contributions	$343	$889	$615
Discretionary pension contributions	—	1,250	1,000
PRB contributions	37	22	27
Total	$380	$2,161	$1,642

We periodically evaluate whether to make additional discretionary contributions. We did not make any discretionary pension contributions in 2019. We made a $1.25 billion discretionary pension contribution in third quarter 2018 and elected to apply approximately $1 billion to partially offset required contributions in 2019 and 2020, roughly split evenly between the two years. We expect to make required contributions of approximately $319 million and $50 million to our pension and PRB plans, respectively, in 2020.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The table below reflects the total Pension Benefits expected to be paid from the plans or from our assets, including both our share of the benefit cost and the participants’ share of the cost, which is funded by participant contributions. PRB benefits expected to be paid reflect our portion only.

(In millions)	Pension Benefits	PRB
2020	$1,984	$61
2021	1,874	58
2022	1,806	55
2023	1,646	53
2024	1,583	50
Thereafter (next 5 years)	7,641	218

Defined Benefit Retirement Plan Summary Financial Information
The tables below outline the components of net periodic benefit expense (income) of our domestic and foreign Pension Benefits and PRB plans.

	Pension Benefits
Components of Net Periodic Pension Expense (Income) (in millions)	2019	2018	2017
Operating expense
Service cost	$420	$504	$473
Non-operating expense
Interest cost	1,046	1,004	1,088
Expected return on plan assets	(1,436)	(1,435)	(1,377)
Amortization of prior service cost	5	6	5
Amortization of net actuarial loss	1,050	1,351	1,177
Loss recognized due to settlements	1	286	1
Total pension non-service expense	666	1,212	894
Net periodic pension expense (income)	$1,086	$1,716	$1,367

Net periodic pension expense (income) includes income from foreign Pension Benefits plans of $3 million in 2019, income of $8 million in 2018 and expense of $2 million in 2017.

In July 2018, certain Raytheon-sponsored pension plans purchased a group annuity contract from an insurance company to transfer $923 million of our outstanding pension benefit obligations related to certain U.S. retirees and beneficiaries of our previously discontinued operations. As a result of the transaction, the insurance company is now required to pay and administer the retirement benefits owed to the approximately 13,000 U.S. retirees and beneficiaries, with no change to their monthly retirement benefit payment amounts. In connection with this transaction, in the third quarter of 2018 we recognized a non-cash pension settlement charge of $288 million before tax, $228 million net of tax, in non-operating (income) expense, net, primarily related to the accelerated recognition of actuarial losses included in AOCL for those plans.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

	PRB
Components of Net Periodic PRB Expense (Income) (in millions)	2019	2018	2017
Operating expense
Service cost	$3	$5	$6
Non-operating expense
Interest cost	28	27	30
Expected return on plan assets	(18)	(21)	(21)
Amortization of prior service cost	—	—	(1)
Amortization of net actuarial loss	10	11	10
Loss recognized due to settlements	2	1	1
Total PRB non-service expense	22	18	19
Net periodic PRB expense (income)	$25	$23	$25

	Pension Benefits		PRB
Funded Status – Amounts Recognized on our Balance Sheets (in millions) December 31:	2019	2018	2019	2018
Noncurrent assets	$174	$126	$—	$—
Current liabilities	(160)	(150)	(18)	(18)
Noncurrent liabilities	(7,687)	(6,111)	(369)	(354)
Net amount recognized on our balance sheets	$(7,673)	$(6,135)	$(387)	$(372)

	Pension Benefits		PRB
Reconciliation of Amounts Recognized on our Balance Sheets (in millions) December 31:	2019	2018	2019	2018
Accumulated other comprehensive loss:
Prior service (cost) credit	$(23)	$(27)	$—	$—
Net actuarial loss	(11,389)	(10,590)	(148)	(121)
Accumulated other comprehensive loss	(11,412)	(10,617)	(148)	(121)
Accumulated contributions in excess of (below) net periodic expense	3,739	4,482	(239)	(251)
Net amount recognized on our balance sheets	$(7,673)	$(6,135)	$(387)	$(372)

	Pension Benefits		PRB
Sources of Change in Accumulated Other Comprehensive Loss (in millions)	2019	2018	2019	2018
Prior service (cost) credit arising during period	$(1)	$(10)	$—	$—
Amortization of prior service cost (credit) included in net income	5	6	—	—
Net change in prior service (cost) credit not recognized in net income during the period	4	(4)	—	—
Actuarial gain (loss) arising during period	(1,847)	(630)	(39)	4
Amortization of net actuarial (gain) loss	1,050	1,351	10	11
Loss recognized due to settlements	1	286	2	1
Net change in actuarial gain (loss) not included in net income during the period	(796)	1,007	(27)	16
Effect of exchange rates	(3)	9	—	—
Total change in accumulated other comprehensive loss during period	$(795)	$1,012	$(27)	$16

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The amounts in AOCL at December 31, 2019 expected to be recognized as components of net periodic pension or PRB expense in 2020 are as follows:

(In millions)	Pension Benefits	PRB
Amortization of net actuarial gain (loss)	$(1,197)	$(13)
Amortization of prior service (cost) credit	(4)	—
Total	$(1,201)	$(13)

The projected benefit obligation (PBO) represents the present value of Pension Benefits earned through the end of the year, with an allowance for future salary increases. The accumulated benefit obligation (ABO) is similar to the PBO, but does not provide for future salary increases. The PBO, ABO and asset values for our domestic qualified pension plans were as follows:

(In millions)	2019	2018
PBO for domestic qualified pension plans	$26,597	$23,359
ABO for domestic qualified pension plans	24,213	21,595
Asset values for domestic qualified pension plans	20,366	18,488

The PBO and fair value of plan assets for Pension Benefits plans with PBOs in excess of plan assets were $27,994 million and $20,146 million, respectively, at December 31, 2019 and $24,561 million and $18,300 million, respectively, at December 31, 2018.

The ABO and fair value of plan assets for Pension Benefits plans with ABOs in excess of plan assets were $25,313 million and $20,146 million, respectively, at December 31, 2019 and $22,554 million and $18,300 million, respectively, at December 31, 2018. The ABO for all Pension Benefits plans was $26,307 million and $23,447 million at December 31, 2019 and December 31, 2018, respectively.

The tables below provide a reconciliation of benefit obligations, plan assets and related actuarial assumptions of our domestic and foreign Pension Benefits and PRB plans.

	Pension Benefits		PRB
Change in Projected Benefit Obligation (in millions)	2019	2018	2019	2018
PBO at beginning of year	$25,456	$28,569	$672	$745
Service cost	420	504	3	5
Interest cost	1,046	1,004	28	27
Plan participants’ contributions	4	6	58	49
Amendments	1	10	—	—
Plan settlements	(7)	(474)	(9)	(10)
Actuarial loss (gain)	3,926	(1,580)	71	(39)
Foreign exchange loss (gain)	24	(56)	—	—
Benefits paid	(1,880)	(2,527)	(112)	(105)
PBO at end of year	$28,990	$25,456	$711	$672

The PBO for our domestic and foreign Pension Benefits plans was $28,108 million and $882 million, respectively, at December 31, 2019 and $24,656 million and $800 million, respectively, at December 31, 2018.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

	Pension Benefits		PRB
Change in Plan Assets (in millions)	2019	2018	2019	2018
Fair value of plan assets at beginning of year	$19,321	$21,002	$300	$358
Actual return (loss) on plan assets	3,516	(775)	50	(14)
Company contributions	343	2,139	37	22
Plan participants’ contributions	4	6	58	49
Plan settlements	(7)	(474)	(9)	(10)
Foreign exchange gain (loss)	20	(50)	—	—
Benefits paid	(1,880)	(2,527)	(112)	(105)
Fair value of plan assets at end of year	$21,317	$19,321	$324	$300

Retirement Plan Assumptions
The tables below outline the actuarial assumptions of our domestic and foreign Pension Benefits and PRB plans.

	Pension Benefits
Weighted-Average Net Periodic Benefit Cost Assumptions	2019	2018	2017
Discount rate	4.28%	3.68%	4.31%
Expected long-term rate of return on plan assets	7.38%	7.38%	7.39%
Rate of compensation increase
Range	2%–7%	2%–7%	2%–7%
Average	4.43%	4.43%	4.43%

	PRB
Weighted-Average Net Periodic Benefit Cost Assumptions	2019	2018	2017
Discount rate	4.31%	3.72%	4.28%
Expected long-term rate of return on plan assets	6.25%	6.25%	6.25%
Rate of compensation increase
Range	2%–7%	2%–7%	2%–7%
Average	4.50%	4.50%	4.50%
Health care trend rate*	4.00%	4.00%	4.00%
 * Currently at the ultimate trend rate.

	Pension Benefits		PRB
Weighted-Average Year-End Benefit Obligation Assumptions	2019	2018	2019	2018
Discount rate	3.25%	4.28%	3.29%	4.31%
Rate of compensation increase
Range	3%–8%	2%–7%	3%–8%	2%–7%
Average	4.40%	4.40%	4.50%	4.50%
Health care trend rate*			3.50%	4.00%
 * Currently at the ultimate trend rate.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Our long-term return on plan assets (ROA) and discount rate assumptions are the key variables in determining the net periodic benefit cost and the pension benefit obligation of our pension plans under U.S. GAAP. Our long-term ROA assumption only impacts the retirement benefits non-service expense. The discount rate assumption impacts the service cost component of FAS expense and retirement benefits non-service expense, while also impacting the pension benefit obligation.

The discount rate represents the interest rate that should be used to determine the present value of future cash flows currently expected to be required to settle our pension and PRB obligations. The discount rate assumption is determined by using a theoretical bond portfolio model consisting of bonds rated AA or better by Moody’s Investors Service for which the timing and amount of cash flows approximate the estimated benefit payments for each of our pension plans. The weighted-average year-end benefit obligation discount rate for our domestic Pension Benefits plans was 3.29% and 4.33% at December 31, 2019 and December 31, 2018, respectively. Our foreign Pension Benefits plan assumptions have been included in the Pension Benefits assumptions in the table above.

The long-term ROA represents the average rate of earnings expected over the long term on the assets invested to provide for anticipated future benefit payment obligations. The long-term ROA used to calculate net periodic pension cost is set annually at the beginning of each year. Given the long-term nature of the ROA assumption, which we believe should not be solely reactive to short-term market conditions that may not persist, we expect the long-term ROA to remain unchanged unless there are significant changes in our investment strategy, the underlying economic assumptions or other major factors.

To establish our long-term ROA assumption we employ a “building block” approach. Under this building block method, the overall expected investment return equals the weighted-average of the individual expected return for each asset class based on the target asset allocation and the long-term capital market assumptions. The expected return for each asset class is composed of inflation plus a risk-free rate of return, plus an expected risk premium for that asset class. The resulting return is then adjusted for administrative, investment management and trading expenses as well as recognition of excess returns, also known as alpha, for active management. We then annually consider whether it is appropriate to change our long-term ROA assumption by reviewing the existing assumption against a statistically determined reasonable range of outcomes. The building block approach and the reasonable range of outcomes are based upon our asset allocation assumptions and long-term capital market assumptions. Such assumptions incorporate the economic outlook for various asset classes over short- and long-term periods and also take into consideration other factors, including historical market performance, inflation and interest rates.

Actuarial Standard of Practice No. 27, Selection of Economic Assumptions for Measuring Pension Obligations (ASOP 27) requires the selection of a reasonable long-term ROA assumption that considers multiple criteria including the purposes of measurement, the actuary’s professional judgment, historical and current economic data and estimates of future experience and has no significant bias. We evaluate our long-term ROA assumption against a reasonable range of possible outcomes which we define as between the 35th to 65th percentile likelihood of achieving a long-term return over future years. We believe that validating our ROA assumption within this reasonable range ensures an unbiased result while also ensuring that the ROA assumption is not solely reactive to short-term market conditions that may not persist, and is consistent with external actuarial practices.

The reasonable range of long-term returns that was used to validate the long-term ROA assumption for the calculation of the net periodic benefit cost for 2019, 2018 and 2017 is shown below.

Percentile	2019	2018	2017
35th	5.49%	5.67%	5.82%
65th	7.57%	7.81%	7.96%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2017 ROA Assumption—At year end 2016, we determined that the 8.0% long-term ROA assumption no longer fell within the range of reasonable outcomes, driven primarily by the current outlook on economic assumptions used to develop the reasonable range. As a result, we employed the building block approach described above to develop our 2017 long-term ROA assumption. The building block approach resulted in a long-term ROA assumption of 7.5% for 2017. To validate this assumption, we compared the result against the reasonable range of outcomes and confirmed that the 7.5% fell between the 55th and 60th percentile of the reasonable range for 2017 with the 50th percentile at 6.89%.

Based upon our application of the building block approach and our review of the resulting assumption against the 35th to 65th percentile reasonable range and an analysis of our historical results, we established a 2017 long-term ROA domestic assumption of 7.5% for purposes of determining the net periodic benefit cost for 2017 and determined that the assumption is reasonable and consistent with the provisions of ASOP 27.

2018 ROA Assumption—The long-term domestic ROA of 7.5% fell between the 60th and 65th percentiles of the applicable reasonable range for 2018. The 50th percentile of this reasonable range was 6.74%.

2019 ROA Assumption—The long-term domestic ROA of 7.5% fell between the 60th and 65th percentiles of the applicable reasonable range for 2019. The 50th percentile of this reasonable range was 6.53%.

Our domestic pension plans’ actual rates of return were approximately 19%, (4)% and 15% for 2019, 2018 and 2017, respectively. The difference between the actual rate of return and our long-term ROA assumption is included in deferred gains and losses.

The long-term ROA assumptions for our foreign Pension Benefits plans are based on the asset allocations and the economic environment prevailing in the locations where the Pension Benefits plans reside. Foreign pension assets do not make up a significant portion of the total assets for all of our Pension Benefits plans.

For purposes of determining pension expense under U.S. GAAP, a “corridor” approach may be elected and applied in the recognition of asset and liability gains or losses which limits expense recognition to the net outstanding gains and losses in excess of the greater of 10% of the projected benefit obligation (PBO) or the calculated “market-related value” of assets. We do not use a “corridor” approach in the calculation of FAS pension expense.

The effect of a 1% increase or decrease in the assumed health care trend rate for each future year on total service cost and interest cost is less than a $1 million increase or decrease and on the accumulated postretirement benefit obligation is a $4 million increase or decrease.

Plan Assets
Substantially all our domestic Pension Benefits Plan (Plan) assets, which consist of investments in cash and cash equivalents, U.S. and international equities, real assets, private equity funds, private real estate funds, fixed income and other investments such as absolute return funds, insurance contracts and derivatives, are held in a master trust, which was established for the investment of assets of our Company-sponsored retirement plans. The assets of the master trust are overseen by our Investment Committee comprised of members of senior management drawn from appropriate diversified levels of the executive management team.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The Investment Committee is responsible for setting the policy that provides the framework for management of the Plan assets. In accordance with its responsibilities and charter, the Investment Committee meets on a regular basis to review the performance of the Plan assets and compliance with the investment policy. The policy sets forth an investment structure for managing Plan assets, including setting the asset allocation ranges, which are expected to provide an appropriate level of overall diversification and total investment return over the long term while maintaining sufficient liquidity to pay the benefits of the Plan. In developing the asset allocation ranges, third-party asset allocation and liability studies are periodically performed that consider the current and expected positions of the Plan assets and funded status. Based on these studies and other appropriate information, the Investment Committee establishes asset allocation ranges taking into account acceptable risk targets and associated returns.

The investment policy asset allocation ranges for the Plan, as set by the Investment Committee, for the year ended December 31, 2019 were as follows:

Asset Category
Global equity (combined U.S. and international equity)	30%-60%
U.S. equities	20%-35%
International equities	10%-25%
Fixed income	20%-45%
Cash and cash equivalents	0%-10%
Private equity and private real estate funds	10%-20%
Real assets	0%-4%
Other (including absolute return funds)	5%-15%

The Investment Committee appoints the investment fiduciary, who is responsible for making investment decisions within the framework of the Investment Policy, for setting the long-term target allocation within the investment policy asset allocation ranges and for supervising the internal pension investment team. The pension investment team is comprised of experienced investment professionals, who are all employees of the Company. The investment fiduciary reports back to the Investment Committee. The investment fiduciary may seek authorization from the Investment Committee to change the asset allocation ranges with a focus on managing the Plan in a prudent manner.

Taking into account the asset allocation ranges, the investment fiduciary determines the specific allocation of the Plan’s investments within various asset classes. The Plan utilizes select investment strategies which are executed through separate account or fund structures with external investment managers who demonstrate experience and expertise in the appropriate asset classes and styles. The selection of investment managers is done with careful evaluation of all aspects of performance and risk, due diligence of internal operations and controls, reputation, systems evaluation, fees and a review of investment managers’ policies and processes. Investment performance is monitored frequently against appropriate benchmarks and within a compliance framework with the assistance of third-party performance measurement and evaluation tools, analytics and metrics.

Consistent with managing the Plan in a prudent manner, multiple investment strategies are employed to diversify risk such that no single investment or manager holding represents a significant exposure to the total investment portfolio. Plan assets are invested in numerous strategies with the intent to build a diversified portfolio. Plan assets can be invested in funds that track an index and are designed to achieve broad market diversification. The Plan had $4.6 billion invested in such funds across seven indices as of December 31, 2019. Excluding funds that track an index, no individual investment strategy represented more than 5% of the Plan as of December 31, 2019. Further, within each separate account strategy, guidelines are established which set forth the list of authorized investments, the typical portfolio characteristics and diversification required by limiting the amount that can be invested by sector, country and issuer.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The Plan’s investments are stated at fair value. Investments in equity securities are valued at the last reported sales price when an active market exists. Investments in fixed income securities are generally valued using methods based upon market transactions for comparable securities and various relationships between securities which are generally recognized by institutional market participants. Investments in funds are estimated at fair market value, which primarily utilizes net asset values reported by the investment manager or fund administrator. We review additional valuation and pricing information from fund managers, including audited financial statements, to evaluate the net asset values.

The fair value of our Plan assets by asset category and by level (as described in “Note 1: Summary of Significant Accounting Policies”) at December 31, 2019 and December 31, 2018 were as follows:

December 31, 2019 (in millions)	Total	Level 1	Level 2	Level 3	Not subject to leveling(7)
U.S. equities(1)	$5,563	$715	$—	$—	$4,848
International equities(1)	3,403	2,838	13	—	552
Real assets(2)	157	—	—	—	157
Fixed income
U.S. government and agency securities	2,026	1,836	190	—	—
Corporate debt securities/instruments(3)	3,039	378	2,308	—	353
Global multi-sector fixed income(4)	303	303	—	—	—
Securitized and structured credit(5)	573	—	—	—	573
Cash and cash equivalents(6)	603	43	—	—	560
Absolute return funds	1,564	—	—	—	1,564
Private equity funds	1,579	—	—	—	1,579
Private real estate funds	1,403	—	—	—	1,403
Insurance contracts	32	—	—	32	—
Total investments	20,245	6,113	2,511	32	11,589
Net receivables and payables	121	—	—	—	121
Total assets	$20,366	$6,113	$2,511	$32	$11,710
(1)	U.S. and International equities primarily include investments across the spectrum of large, medium and small market capitalization stocks.
(2)	Real assets primarily include investments in physical and permanent assets, including infrastructure.
(3)	Corporate debt securities/instruments primarily include investments in investment grade and non-investment grade fixed income securities.
(4)
Global multi-sector fixed income primarily includes investments that invest globally among several sectors including governments, investment grade corporate bonds, high yield corporate bonds and emerging market securities.

(5)
Securitized and structured credit primarily includes investments that pool together various cash flow producing financial assets that are structured in a way that can achieve desired targeted credit, maturity or other characteristics and are typically collateralized by residential mortgages, commercial mortgages and other assets, and other fixed income related securities.

(6)
Cash and cash equivalents are primarily investments in highly liquid money market funds and bank sponsored collective funds. Included in cash and cash equivalents is excess cash in investment manager accounts which is available for immediate use and is used to fund daily operations and execute the investment policy. Excess cash in investment manager accounts is not considered to be part of the cash target allocation set forth in the investment policy.

(7)
Receivables, payables and certain investments that are valued using the net asset value per share (or its equivalent) practical expedient have not been classified in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the amount presented for the total domestic pension benefits plan assets.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2018 (in millions)	Total	Level 1	Level 2	Level 3	Not subject to leveling(7)
U.S. equities(1)	$4,701	$2,189	$—	$—	$2,512
International equities(1)	3,141	2,522	4	—	615
Real assets(2)	53	—	—	—	53
Fixed income
U.S. government and agency securities	1,923	1,727	196	—	—
Corporate debt securities/instruments(3)	2,907	329	2,088	—	490
Global multi-sector fixed income(4)	400	400	—	—	—
Securitized and structured credit(5)	534	—	—	—	534
Cash and cash equivalents(6)	486	39	—	—	447
Absolute return funds	1,432	—	—	—	1,432
Private equity funds	1,419	—	—	—	1,419
Private real estate funds	1,264	—	—	—	1,264
Insurance contracts	31	—	—	31	—
Total investments	18,291	7,206	2,288	31	8,766
Net receivables and payables	197	—	—	—	197
Total assets	$18,488	$7,206	$2,288	$31	$8,963
(1)	U.S. and International equities primarily include investments across the spectrum of large, medium and small market capitalization stocks.
(2)	Real assets primarily include investments in physical and permanent assets, including infrastructure.
(3)	Corporate debt securities/instruments primarily include investments in investment grade and non-investment grade fixed income securities.
(4)
Global multi-sector fixed income primarily includes investments that invest globally among several sectors including governments, investment grade corporate bonds, high yield corporate bonds and emerging market securities.

(5)
Securitized and structured credit primarily includes investments that pool together various cash flow producing financial assets that are structured in a way that can achieve desired targeted credit, maturity or other characteristics and are typically collateralized by residential mortgages, commercial mortgages and other assets, and other fixed income related securities.

(6)
Cash and cash equivalents are primarily investments in highly liquid money market funds and bank sponsored collective funds. Included in cash and cash equivalents is excess cash in investment manager accounts which is available for immediate use and is used to fund daily operations and execute the investment policy. Excess cash in investment manager accounts is not considered to be part of the cash target allocation set forth in the investment policy.

(7)
Receivables, payables and certain investments that are valued using the net asset value per share (or its equivalent) practical expedient have not been classified in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the amount presented for the total domestic pension benefits plan assets.

The Plan limits the use of derivatives through direct or separate account investments such that the derivatives used are liquid and able to be readily valued in the market. Derivative usage in separate account structures is limited to hedging or adjusting market exposure in a non-speculative manner. The fair market value of the Plan’s derivatives through direct or separate account investments was approximately $(8) million and $6 million as of December 31, 2019 and December 31, 2018, respectively.

In addition, assets are held in trust for non-U.S. Pension Benefits plans, primarily in the U.K. and Canada, which are governed in accordance with specific jurisdictional requirements. Investments in the non-U.S. Pension Benefits plans consist primarily of fixed income and equities and had a fair market value of $951 million and $833 million at December 31, 2019 and December 31, 2018, respectively. Investments with significant unobservable inputs (Level 3) are immaterial in the non-U.S. Pension Benefits plans.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The fair market value of assets related to our PRB Benefits was $324 million and $300 million as of December 31, 2019 and December 31, 2018, respectively. These assets included $144 million and $141 million at December 31, 2019 and December 31, 2018, respectively, which were invested in the master trust described above and are therefore invested in the same assets described above. The remaining investments are held within Voluntary Employees’ Beneficiary Association (VEBA) trusts. The assets of the VEBA trusts are also overseen by the Investment Committee and managed by the same investment fiduciary that manages the master trust’s investments. These assets are generally invested in mutual funds and are valued primarily using quoted prices in active markets (Level 1). There were no Level 3 investments in the VEBA trusts at December 31, 2019 or December 31, 2018.

The table below details assets by category for our VEBA trusts. These assets consisted primarily of publicly-traded equity securities and publicly-traded fixed income securities.

	% of Plan Assets at Dec 31:
Asset category	2019	2018
Fixed income securities	43%	42%
U.S. equities	38%	36%
International equities	10%	10%
Cash and cash equivalents	9%	12%
Total	100%	100%

Note 15: Income Taxes
The provision for federal and foreign income taxes consisted of the following:

(In millions)	2019	2018	2017
Current income tax expense (benefit)
Federal	$638	$245	$822
Foreign	48	43	40
State	—	—	—
Deferred income tax expense (benefit)
Federal	(26)	(42)	235
Foreign	1	15	18
State	(3)	3	(1)
Total	$658	$264	$1,114

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The expense for income taxes differed from the U.S. statutory rate due to the following:

	2019	2018	2017
Statutory tax rate	21.0%	21.0%	35.0%
Foreign derived intangible income (FDII)	(3.3)	(4.2)	—
Research and development tax credit (R&D tax credit)	(2.3)	(2.4)	(1.5)
Equity compensation	(0.3)	(1.0)	(1.2)
Foreign income tax rate differential	0.8	1.3	0.2
Prior year true-up	0.4	(1.1)	0.1
Tax benefit related to discretionary pension contributions	—	(3.0)	—
R&D tax credit claims related to the 2014–2017 tax years	—	(2.1)	—
Irish restructuring	—	(2.0)	—
Change in valuation allowance	—	2.0	—
Domestic manufacturing deduction benefit	—	—	(2.5)
Remeasurement of deferred taxes	—	—	3.2
One-time transition tax on previously undistributed foreign earnings	—	—	2.3
Other items, net	0.2	(0.1)	0.2
Effective tax rate	16.5%	8.4%	35.8%

In 2017, the Tax Cuts and Jobs Act of 2017 (2017 Act) was enacted, which reduced the U.S. corporate tax rate from 35% to 21% effective in 2018. See below for a detailed discussion of the 2017 Act.
In the fourth quarter of 2018, Forcepoint completed an Irish restructuring transaction resulting in a deferred tax asset of approximately $63 million. We have evaluated both the positive and negative evidence to support our ability to realize the deferred tax asset associated with the restructuring. We believe it is more likely than not that the benefit from this restructuring transaction will not be realized. Accordingly, we provided a valuation allowance of $63 million in the fourth quarter of 2018 on the deferred tax asset related to this transaction.

In the third quarter of 2018, the Company recognized a net tax benefit of $110 million related to the completion of the 2017 tax return and additional amended R&D tax credit claims related to the 2014–2016 tax years.

Also in the third quarter of 2018, we made a discretionary contribution to our pension plans of $1.25 billion. In the second quarter of 2018, we determined we would make this contribution and as a result recorded a net tax benefit of $95 million in the second quarter of 2018. This was primarily due to the remeasurement of the related deferred tax asset balance at the 2017 tax rate of 35% versus the 2018 tax rate of 21% since the discretionary contribution was deductible on our 2017 tax return.

We are subject to income taxes in the U.S. and numerous foreign jurisdictions. All IRS examinations related to originally filed returns are closed through the 2016 tax year. In 2018, we amended tax returns for tax years 2014–2016 to reflect refund claims related to increased R&D tax credits, which will be subject to audit. We are also under audit by multiple state and foreign tax authorities.

(In millions)	2019	2018	2017
Domestic income from continuing operations before taxes	$3,889	$2,937	$3,027
Foreign income from continuing operations before taxes	97	210	86

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

We will generally be free of additional U.S. federal tax consequences on distributed foreign subsidiary earnings due to a dividends received deduction implemented as part of the move to a territorial tax system for earnings distributed after January 1, 2018. We provide for foreign withholding taxes to the extent applicable to distributions of foreign earnings. We continue to assert indefinite reinvestment on outside basis differences generated on or before December 31, 2017. No provision has been made for U.S. deferred taxes related to any remaining historical outside basis differences in our non-U.S. subsidiaries. Determination of the amount of unrecognized deferred tax liability on outside basis differences is not practicable because these differences primarily relate to non-earnings and profits (E&P) book tax differences, such as acquisition accounting, and could be recognized upon a sale or other transactions of a subsidiary.

We made (received) the following net tax payments (refunds) during the years ended December 31:

(In millions)	2019	2018	2017
Federal	$754	$(69)	$765
Foreign	43	63	77
State	34	23	36

We believe that our income tax reserves are adequate; however, amounts asserted by taxing authorities could be greater or less than amounts accrued and reflected in our consolidated balance sheets. Accordingly, we could record adjustments to the amounts for federal, foreign and state tax-related liabilities in the future as we revise estimates or as we settle or otherwise resolve the underlying matters. In the ordinary course of business, we may take new positions that could increase or decrease our unrecognized tax benefits in future periods.

The balance of our unrecognized tax benefits, exclusive of interest, was $227 million and $92 million at December 31, 2019 and December 31, 2018, respectively, the majority of which would affect our earnings if recognized. The increase in the balance of our unrecognized tax benefits is related to positions taken on state tax returns.

We accrue interest and penalties related to unrecognized tax benefits in tax expense. Interest and penalties recognized during 2019, 2018 and 2017 and accrued as of December 31, 2019 and December 31, 2018 were de minimis.

A rollforward of our unrecognized tax benefits was as follows:

(In millions)	2019	2018	2017
Unrecognized tax benefits, beginning of year	$92	$9	$7
Additions based on current year tax positions	46	20	1
Additions based on prior year tax positions	90	68	4
Reductions based on prior year tax positions	—	(5)	(1)
Settlements based on prior year tax positions	(1)	—	(2)
Unrecognized tax benefits, end of year	$227	$92	$9

With the exception of Forcepoint, we generally defer our state income tax expense to the extent we can recover this expense through the pricing of our products and services to the U.S. government. We include this deferred amount in prepaid expenses and other current assets until allocated to our contracts, which generally occurs upon payment or when otherwise agreed as allocable with the U.S. government. Current state income tax expense allocated to our contracts was $31 million, $18 million and $32 million in 2019, 2018 and 2017, respectively. We include state income tax expense allocated to our contracts in administrative and selling expenses.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Deferred income taxes consisted of the following at December 31:

(In millions)	2019	2018
Noncurrent deferred tax assets (liabilities)
Accrued employee compensation and benefits	$246	$209
Other accrued expenses and reserves	(21)	77
Contract balances and inventories	(611)	(494)
Pension benefits	1,701	1,306
Other retiree benefits	68	67
Operating lease right-of-use assets	(204)	(187)
Operating lease liabilities	214	196
Net operating loss and tax credit carryforwards	405	83
Depreciation and amortization	(921)	(827)
Partnership outside basis difference	(25)	(29)
Other	21	12
Valuation allowance	(360)	(84)
Deferred income taxes—noncurrent	$513	$329

As of December 31, 2019, we had U.S. federal, foreign and state net operating loss (NOL) carryforwards related to Forcepoint of $106 million, $67 million and $285 million, respectively, which expire at various dates through 2037. We believe it is more likely than not that the majority of the deferred tax asset will be realized to the extent of existing deferred tax liabilities.

We also had foreign NOL carryforwards unrelated to Forcepoint of $87 million as of December 31, 2019, of which the majority may be carried forward indefinitely. The NOL carryforwards are primarily generated in the U.K., France, Saudi Arabia, and Guam. We have sufficient taxable income to realize these deferred tax assets in the U.K.; however, we believe it is more likely than not that the benefit from the foreign NOL carryforwards in France, Saudi Arabia and Guam will not be realized and provided a valuation allowance of $18 million related to these deferred tax assets. The total valuation allowance recorded in 2019 related to NOL carryforwards was $14 million.

As of December 31, 2019, we also had state tax credit carryforwards of $336 million, of which $326 million expire at various dates through 2039 and $10 million may be carried forward indefinitely. We believe it is more likely than not that the benefit from the majority of these state tax credit carryforwards will not be realized and have provided a valuation allowance of $241 million on the deferred tax asset related to these carryforwards in 2019, which was recorded through administrative and selling expenses. If or when recognized, the tax benefits related to any reversal of the valuation allowance on deferred tax assets as of December 31, 2019, will be recognized through administrative and selling expenses as these benefits can generally be recovered through the pricing of products and services to the U.S. government in the period in which the credit is utilized.

The Tax Cuts and Jobs Act
On December 22, 2017, the President signed the Tax Cuts and Jobs Act of 2017 (2017 Act) which enacted a wide range of changes to the U.S. corporate income tax system. The 2017 Act reduced the U.S. corporate statutory federal tax rate to 21% effective in 2018, eliminated the domestic manufacturing deduction benefit and introduced other tax base broadening measures, changed rules for expensing and capitalizing business expenditures, established a territorial tax system for foreign earnings as well as a minimum tax on certain foreign earnings, provided for a one-time transition tax on previously undistributed foreign earnings, and introduced new rules for the treatment of certain foreign income, including FDII.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Also on December 22, 2017, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 118 (SAB 118), which provided companies with additional guidance on how to account for the 2017 Act in their financial statements, allowing companies to use a measurement period. As of December 31, 2017, we made a reasonable estimate of the effects on our existing deferred tax balances to reflect the new 21% corporate income tax rate under the 2017 Act and the one-time transition tax on previously undistributed foreign earnings and recognized provisional amounts totaling $171 million in accordance with SAB 118, which was included as a component of income tax expense from continuing operations. As of December 31, 2018, we had finalized our provisional estimates for the remeasurement of our existing U.S. deferred tax balances and the one-time transition tax for which we recorded a $1 million tax benefit in 2018.

Deferred tax assets and liabilities—At the date of enactment, the Company had a net deferred tax asset for the difference between the tax basis and the book basis of the U.S. assets and liabilities. Due to the 2017 Act, the future impact associated with the reversal of the net deferred tax asset will be subject to tax at a lower corporate tax rate. Consequently in 2017, we recorded a tax expense of $100 million to reduce the Company’s deferred tax asset due to the remeasurement of the U.S. deferred tax assets and liabilities for the reduction in the corporate tax rate from 35% to 21%. At December 31, 2018, we finalized our provisional estimate for the remeasurement of our existing deferred tax balances with no additional adjustment.

Transition tax—The one-time transition tax is based on our total post-1986 E&P for which we have previously deferred U.S. income taxes. In 2017, we recorded a provisional amount for our one-time transition tax liability, using an applicable tax rate of 15.5%, resulting in an increase in income tax expense of $71 million after accounting for foreign tax credits. In 2018, we recorded a $1 million tax benefit to finalize our provisional calculation for the one-time transition tax for foreign E&P. This refinement was a result of completing the data gathering and analysis based on the 2017 Act and guidance issued to date in 2018, including IRS Notices 2018-07, 2018-13 and 2018-26. No provision has been made for deferred taxes related to any remaining historical outside basis differences in our non-U.S. subsidiaries as we continue to assert indefinite reinvestment on outside basis differences not related to amounts that have been previously taxed in the U.S. or undistributed earnings generated after December 31, 2017.

In addition to the changes described above, the 2017 Act imposes a U.S. tax on global intangible low taxed income (GILTI) that is earned by certain foreign affiliates owned by a U.S. shareholder. The computation of GILTI is generally intended to impose tax on the earnings of a foreign corporation that are deemed to exceed a certain threshold return relative to the underlying business investment. The Company made a policy election to treat future taxes related to GILTI as a current period expense in the reporting period in which the tax is incurred.

Note 16: Business Segment Reporting
Our reportable segments, organized based on capabilities and technologies, are: Integrated Defense Systems (IDS); Intelligence, Information and Services (IIS); Missile Systems (MS); Space and Airborne Systems (SAS); and Forcepoint.

IDS is a leader in integrated air and missile defense; large land- and sea-based radar solutions; command, control, communications, computers, cyber and intelligence solutions; naval combat and ship electronic and sensing systems; and undersea sensing and effects solutions. IDS delivers combat-proven performance against the complete spectrum of airborne and ballistic missile threats and is a world leader in the technology, development, and production of sensors and mission systems.

IIS provides a full range of technical and professional services to intelligence, defense, federal and commercial customers worldwide. IIS specializes in global Intelligence, Surveillance and Reconnaissance (ISR); navigation; DoD space and weather solutions; cybersecurity; analytics; training; logistics; mission support; advanced software-based complex systems; automation and sustainment solutions; and international and domestic Air Traffic Management (ATM) systems.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

MS designs, develops, integrates and produces missile and combat systems for the armed forces of the U.S. and allied nations. Leveraging its capabilities in advanced airframes, guidance and navigation systems, high-resolution sensors, surveillance, hypersonic systems, targeting and netted systems, MS provides and supports a broad range of advanced weapon systems including missiles, smart munitions, close-in weapon systems, projectiles, kinetic kill vehicles, directed energy effectors and advanced combat sensor solutions.

SAS is a leader in the design, development and manufacture of integrated sensor and communication systems for advanced missions. These missions include intelligence, surveillance and reconnaissance; precision engagement; manned and unmanned aerial operations; and space. Leveraging state-of-the-art technologies, mission systems and domain knowledge, SAS designs, manufactures, supports and sustains civil and military electro-optical/infrared (EO/IR) sensors; airborne radars for surveillance and fire control applications; lasers; precision guidance systems; signals intelligence systems; processors; electronic warfare systems; tactical and strategic communications; and space-qualified systems.

Forcepoint develops cybersecurity products serving commercial and government organizations worldwide. Forcepoint was created in May 2015 as a joint venture of Raytheon and Vista Equity Partners that brought together the capabilities of the legacy Raytheon Cyber Products (RCP) and Websense, Inc. (Websense) businesses. On November 18, 2019, Raytheon acquired Vista Equity Partners’ interest in Forcepoint, such that Forcepoint is now wholly owned by Raytheon. Refer to “Note 11: Redeemable Noncontrolling Interests.” Forcepoint delivers a portfolio of human-centric cybersecurity capabilities that incorporate behavior based insights, including risk adaptive data loss prevention; user and entity behavior analytics (UEBA) and cloud access security broker (CASB) capabilities; insider threat solutions; next-generation firewall (NGFW) technology; cloud and on premise web and email security; and cross domain transfer products.

Segment total net sales and operating income include intersegment sales and profit generally recorded at cost-plus a specified fee, which may differ from what the selling entity would be able to obtain on sales to external customers. Eliminations include intersegment sales and profit eliminations. Corporate operating income includes expenses that represent unallocated costs and certain other corporate costs not considered part of management’s evaluation of reportable segment operating performance and the allocation of resources to the segment. Acquisition Accounting Adjustments include the adjustments to record acquired deferred revenue at fair value as part of our purchase price allocation process and the amortization of acquired intangible assets related to historical acquisitions.

Segment financial results were as follows:

Total Net Sales (in millions)	2019	2018	2017
Integrated Defense Systems	$6,927	$6,180	$5,804
Intelligence, Information and Services	7,151	6,722	6,177
Missile Systems	8,726	8,298	7,787
Space and Airborne Systems	7,427	6,748	6,430
Forcepoint	658	634	608
Eliminations	(1,712)	(1,514)	(1,423)
Total business segment sales	29,177	27,068	25,383
Acquisition Accounting Adjustments	(1)	(10)	(35)
Total	$29,176	$27,058	$25,348

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Intersegment Sales (in millions)	2019	2018	2017
Integrated Defense Systems	$87	$65	$64
Intelligence, Information and Services	700	666	666
Missile Systems	210	161	132
Space and Airborne Systems	686	596	540
Forcepoint	29	26	21
Total	$1,712	$1,514	$1,423

Operating Income (in millions)	2019	2018	2017
Integrated Defense Systems	$1,111	$1,023	$935
Intelligence, Information and Services(1)	658	538	455
Missile Systems	959	973	1,010
Space and Airborne Systems	991	884	862
Forcepoint	8	5	33
Eliminations	(184)	(170)	(148)
Total business segment operating income	3,543	3,253	3,147
Acquisition Accounting Adjustments	(112)	(126)	(160)
FAS/CAS Operating Adjustment	1,454	1,428	1,303
Corporate and Reclassification(1)(2)	(111)	(17)	(59)
Total	$4,774	$4,538	$4,231
(1)
In the third quarter of 2019, the Company revalued an investment in equity securities of a non-publicly traded company due to the availability of updated pricing data from a recent transaction and recognized a non-cash gain of $14 million. The gain is included in IIS’s operating income in 2019 as it is part of management’s evaluation of the segment’s performance and reclassified to other (income) expense, net on our consolidated statements of operations for financial reporting purposes as the gain is not related to our core operations. No amounts were recorded in 2018 or 2017.

(2)
In the fourth quarter of 2019, we were selected by the U.S. Army for the Lower Tier Air and Missile Defense Sensor (LTAMDS). The net expenses related to the LTAMDS project of $13 million in 2019 are included in Corporate operating income as they are not included in management’s evaluation of business segment results. No amounts were recorded in 2018 or 2017.

Intersegment Operating Income (in millions)	2019	2018	2017
Integrated Defense Systems	$8	$6	$5
Intelligence, Information and Services	68	68	64
Missile Systems	20	15	13
Space and Airborne Systems	67	60	51
Forcepoint	21	21	15
Total	$184	$170	$148

We must calculate our pension and PRB costs under both FAS requirements under U.S. GAAP and CAS requirements. U.S. GAAP outlines the methodology used to determine pension expense or income for financial reporting purposes, which is not indicative of the funding requirements for pension and PRB plans that we determine by other factors. CAS prescribes the allocation to and recovery of pension and PRB costs on U.S. government contracts. The results of each segment only include pension and PRB expense as determined under CAS. The CAS requirements for pension costs and its calculation methodology differ from the FAS requirements and calculation methodology. As a result, while both FAS and CAS use long-term assumptions in their calculation methodologies, each method results in different calculated amounts of pension and PRB costs. Our FAS expense is split between operating income and non-operating income where only the service cost component of FAS expense is included in operating income. The FAS/CAS Operating Adjustment, which is reported as a separate line in our segment results above, represents the difference between the service cost component of our pension and PRB expense or income under FAS in accordance with U.S. GAAP and our pension and PRB expense under CAS.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The pension and PRB components of the FAS/CAS Operating Adjustment were as follows:

(In millions)	2019	2018	2017
FAS/CAS Pension Operating Adjustment	$1,439	$1,415	$1,291
FAS/CAS PRB Operating Adjustment	15	13	12
FAS/CAS Operating Adjustment	$1,454	$1,428	$1,303

Capital Expenditures (in millions)	2019	2018	2017
Integrated Defense Systems	$309	$242	$200
Intelligence, Information and Services	50	46	22
Missile Systems	232	337	221
Space and Airborne Systems	304	136	158
Forcepoint	17	13	14
Corporate	28	24	19
Total(1)	$940	$798	$634
(1)	Total capital expenditures may not agree to our consolidated statements of cash flows due to non-cash transactions.

Depreciation and Amortization (in millions)	2019	2018	2017
Integrated Defense Systems	$118	$98	$98
Intelligence, Information and Services	49	51	50
Missile Systems	129	98	84
Space and Airborne Systems	132	140	132
Forcepoint	14	17	17
Acquisition Accounting Adjustments	111	116	125
Corporate	52	48	44
Total	$605	$568	$550

Total Assets (in millions)	2019	2018(2)
Integrated Defense Systems(1)	$5,103	$4,826
Intelligence, Information and Services(1)	4,291	4,238
Missile Systems(1)	8,408	8,229
Space and Airborne Systems(1)	6,979	6,740
Forcepoint(1)	2,424	2,529
Corporate	7,361	6,108
Total	$34,566	$32,670
(1)	Total assets includes intangible assets. Related amortization expense is included in Acquisition Accounting Adjustments.
(2)	Amounts have been recast to reflect the adoption of ASU 2016-02, Leases (Topic 842). Operating lease right-of-use assets are all recorded at Corporate.

Property, Plant and Equipment, Net, by Geographic Area (in millions)	2019	2018
United States	$3,251	$2,751
All other (principally Europe)	102	89
Total	$3,353	$2,840

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

We disaggregate our revenue from contracts with customers by geographic location, customer-type and contract-type for each of our segments, as we believe it best depicts how the nature, amount, timing and uncertainty of our revenue and cash flows are affected by economic factors. See details in the tables below.

	2019
Disaggregation of Total Net Sales (in millions)	Integrated Defense Systems	Intelligence, Information and Services	Missile Systems	Space and Airborne Systems	Forcepoint	Other	Total
United States
Sales to the U.S. government(1)
Fixed-price contracts	$897	$1,035	$3,175	$2,696	$179	$—	$7,982
Cost-type contracts	1,854	4,461	2,986	2,812	16	—	12,129
Direct commercial sales and other U.S. sales
Fixed-price contracts	6	122	33	121	175	—	457
Cost-type contracts	—	22	—	3	1	—	26
Asia/Pacific
Foreign military sales through the U.S. government
Fixed-price contracts	174	245	487	163	—	—	1,069
Cost-type contracts	70	37	58	33	—	—	198
Direct commercial sales and other foreign sales(1)
Fixed-price contracts	719	181	169	238	67	—	1,374
Cost-type contracts	78	—	2	—	—	—	80
Middle East and North Africa
Foreign military sales through the U.S. government
Fixed-price contracts	740	12	594	322	—	—	1,668
Cost-type contracts	290	21	11	84	—	—	406
Direct commercial sales and other foreign sales(1)
Fixed-price contracts	1,221	39	592	43	34	—	1,929
Cost-type contracts	—	—	92	—	—	—	92
All other (principally Europe)
Foreign military sales through the U.S. government
Fixed-price contracts	555	1	138	68	—	—	762
Cost-type contracts	50	—	37	8	—	—	95
Direct commercial sales and other foreign sales(1)
Fixed-price contracts	176	230	139	150	156	—	851
Cost-type contracts	10	45	3	—	—	—	58
Total net sales	6,840	6,451	8,516	6,741	628	—	29,176
Intersegment sales	87	700	210	686	29	(1,712)	—
Acquisition Accounting Adjustments	—	—	—	—	1	(1)	—
Reconciliation to business segment sales	$6,927	$7,151	$8,726	$7,427	$658	$(1,713)	$29,176
(1)	Excludes foreign military sales through the U.S. government.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

	2019
Total Net Sales by Geographic Area (in millions)	Integrated Defense Systems	Intelligence, Information and Services	Missile Systems	Space and Airborne Systems	Forcepoint	Total
United States	$2,757	$5,640	$6,194	$5,632	$371	$20,594
Asia/Pacific	1,041	463	716	434	67	2,721
Middle East and North Africa	2,251	72	1,289	449	34	4,095
All other (principally Europe)	791	276	317	226	156	1,766
Total net sales	$6,840	$6,451	$8,516	$6,741	$628	$29,176

	2019
Total Net Sales by Major Customer (in millions)	Integrated Defense Systems	Intelligence, Information and Services	Missile Systems	Space and Airborne Systems	Forcepoint	Total
Sales to the U.S. government(1)	$2,751	$5,496	$6,161	$5,508	$195	$20,111
U.S. direct commercial sales and other U.S. sales	6	144	33	124	176	483
Foreign military sales through the U.S. government	1,879	316	1,325	678	—	4,198
Foreign direct commercial sales and other foreign sales(1)	2,204	495	997	431	257	4,384
Total net sales	$6,840	$6,451	$8,516	$6,741	$628	$29,176
(1)	Excludes foreign military sales through the U.S. government.

	2019
Total Net Sales by Contract-Type (in millions)	Integrated Defense Systems	Intelligence, Information and Services	Missile Systems	Space and Airborne Systems	Forcepoint	Total
Fixed-price contracts	$4,488	$1,865	$5,327	$3,801	$611	$16,092
Cost-type contracts	2,352	4,586	3,189	2,940	17	13,084
Total net sales	$6,840	$6,451	$8,516	$6,741	$628	$29,176

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

	2018
Disaggregation of Total Net Sales (in millions)	Integrated Defense Systems	Intelligence, Information and Services	Missile Systems	Space and Airborne Systems	Forcepoint	Other	Total
United States
Sales to the U.S. government(1)
Fixed-price contracts	$818	$1,008	$2,953	$2,480	$118	$—	$7,377
Cost-type contracts	1,706	4,110	2,675	2,565	14	—	11,070
Direct commercial sales and other U.S. sales
Fixed-price contracts	5	118	41	111	209	—	484
Cost-type contracts	1	18	—	3	—	—	22
Asia/Pacific
Foreign military sales through the U.S. government
Fixed-price contracts	189	243	450	152	—	—	1,034
Cost-type contracts	79	45	61	22	—	—	207
Direct commercial sales and other foreign sales(1)
Fixed-price contracts	711	198	173	211	70	—	1,363
Cost-type contracts	117	—	1	1	—	—	119
Middle East and North Africa
Foreign military sales through the U.S. government
Fixed-price contracts	849	20	452	237	—	—	1,558
Cost-type contracts	170	5	23	69	—	—	267
Direct commercial sales and other foreign sales(1)
Fixed-price contracts	1,137	15	785	95	33	—	2,065
Cost-type contracts	—	—	96	—	—	—	96
All other (principally Europe)
Foreign military sales through the U.S. government
Fixed-price contracts	151	2	124	56	—	—	333
Cost-type contracts	27	—	70	6	—	—	103
Direct commercial sales and other foreign sales(1)
Fixed-price contracts	145	230	231	144	154	—	904
Cost-type contracts	10	44	2	—	—	—	56
Total net sales	6,115	6,056	8,137	6,152	598	—	27,058
Intersegment sales	65	666	161	596	26	(1,514)	—
Acquisition Accounting Adjustments	—	—	—	—	10	(10)	—
Reconciliation to business segment sales	$6,180	$6,722	$8,298	$6,748	$634	$(1,524)	$27,058
(1)	Excludes foreign military sales through the U.S. government.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

	2018
Total Net Sales by Geographic Area (in millions)	Integrated Defense Systems	Intelligence, Information and Services	Missile Systems	Space and Airborne Systems	Forcepoint	Total
United States	$2,530	$5,254	$5,669	$5,159	$341	$18,953
Asia/Pacific	1,096	486	685	386	70	2,723
Middle East and North Africa	2,156	40	1,356	401	33	3,986
All other (principally Europe)	333	276	427	206	154	1,396
Total net sales	$6,115	$6,056	$8,137	$6,152	$598	$27,058

	2018
Total Net Sales by Major Customer (in millions)	Integrated Defense Systems	Intelligence, Information and Services	Missile Systems	Space and Airborne Systems	Forcepoint	Total
Sales to the U.S. government(1)	$2,524	$5,118	$5,628	$5,045	$132	$18,447
U.S. direct commercial sales and other U.S. sales	6	136	41	114	209	506
Foreign military sales through the U.S. government	1,465	315	1,180	542	—	3,502
Foreign direct commercial sales and other foreign sales(1)	2,120	487	1,288	451	257	4,603
Total net sales	$6,115	$6,056	$8,137	$6,152	$598	$27,058
(1)	Excludes foreign military sales through the U.S. government.

	2018
Total Net Sales by Contract-Type (in millions)	Integrated Defense Systems	Intelligence, Information and Services	Missile Systems	Space and Airborne Systems	Forcepoint	Total
Fixed-price contracts	$4,005	$1,834	$5,209	$3,486	$584	$15,118
Cost-type contracts	2,110	4,222	2,928	2,666	14	11,940
Total net sales	$6,115	$6,056	$8,137	$6,152	$598	$27,058

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

	2017
Disaggregation of Total Net Sales (in millions)	Integrated Defense Systems	Intelligence, Information and Services	Missile Systems	Space and Airborne Systems	Forcepoint	Other	Total
United States
Sales to the U.S. government(1)
Fixed-price contracts	$812	$1,090	$2,914	$2,233	$111	$—	$7,160
Cost-type contracts	1,507	3,576	1,991	2,614	12	—	9,700
Direct commercial sales and other U.S. sales
Fixed-price contracts	6	130	1	51	202	—	390
Cost-type contracts	1	9	—	2	1	—	13
Asia/Pacific
Foreign military sales through the U.S. government
Fixed-price contracts	167	181	410	113	—	—	871
Cost-type contracts	138	51	64	9	—	—	262
Direct commercial sales and other foreign sales(1)
Fixed-price contracts	596	193	309	284	59	—	1,441
Cost-type contracts	145	—	1	1	—	—	147
Middle East and North Africa
Foreign military sales through the U.S. government
Fixed-price contracts	1,066	18	371	191	—	—	1,646
Cost-type contracts	154	1	22	30	—	—	207
Direct commercial sales and other foreign sales(1)
Fixed-price contracts	979	18	1,013	175	25	—	2,210
Cost-type contracts	—	—	—	—	—	—	—
All other (principally Europe)
Foreign military sales through the U.S. government
Fixed-price contracts	7	3	157	51	—	—	218
Cost-type contracts	22	2	78	5	—	—	107
Direct commercial sales and other foreign sales(1)
Fixed-price contracts	128	209	320	131	142	—	930
Cost-type contracts	12	30	4	—	—	—	46
Total net sales	5,740	5,511	7,655	5,890	552	—	25,348
Intersegment sales	64	666	132	540	21	(1,423)	—
Acquisition Accounting Adjustments	—	—	—	—	35	(35)	—
Reconciliation to business segment sales	$5,804	$6,177	$7,787	$6,430	$608	$(1,458)	$25,348
(1)	Excludes foreign military sales through the U.S. government.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

	2017
Total Net Sales by Geographic Area (in millions)	Integrated Defense Systems	Intelligence, Information and Services	Missile Systems	Space and Airborne Systems	Forcepoint	Total
United States	$2,326	$4,805	$4,906	$4,900	$326	$17,263
Asia/Pacific	1,046	425	784	407	59	2,721
Middle East and North Africa	2,199	37	1,406	396	25	4,063
All other (principally Europe)	169	244	559	187	142	1,301
Total net sales	$5,740	$5,511	$7,655	$5,890	$552	$25,348

	2017
Total Net Sales by Major Customer (in millions)	Integrated Defense Systems	Intelligence, Information and Services	Missile Systems	Space and Airborne Systems	Forcepoint	Total
Sales to the U.S. government(1)	$2,319	$4,666	$4,905	$4,847	$123	$16,860
U.S. direct commercial sales and other U.S. sales	7	139	1	53	203	403
Foreign military sales through the U.S. government	1,554	256	1,102	399	—	3,311
Foreign direct commercial sales and other foreign sales(1)	1,860	450	1,647	591	226	4,774
Total net sales	$5,740	$5,511	$7,655	$5,890	$552	$25,348
(1)	Excludes foreign military sales through the U.S. government.

	2017
Total Net Sales by Contract-Type (in millions)	Integrated Defense Systems	Intelligence, Information and Services	Missile Systems	Space and Airborne Systems	Forcepoint	Total
Fixed-price contracts	$3,761	$1,842	$5,495	$3,229	$539	$14,866
Cost-type contracts	1,979	3,669	2,160	2,661	13	10,482
Total net sales	$5,740	$5,511	$7,655	$5,890	$552	$25,348

Note 17: Quarterly Operating Results (Unaudited)

2019 (in millions, except per share amounts and workdays)	First	Second	Third	Fourth
Total net sales	$6,729	$7,159	$7,446	$7,842
Gross margin	1,852	1,954	1,947	2,010
Income from continuing operations	775	813	861	879
Net income attributable to Raytheon Company	781	817	860	885
EPS from continuing operations attributable to Raytheon Company common stockholders(1)
Basic	$2.77	$2.92	$3.08	$3.17
Diluted	2.77	2.92	3.08	3.16
EPS attributable to Raytheon Company common stockholders(1)
Basic	2.77	2.92	3.08	3.16
Diluted	2.77	2.92	3.08	3.16
Workdays(2)	63	64	63	59

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2018 (in millions, except per share amounts and workdays)	First	Second	Third(3)	Fourth
Total net sales	$6,267	$6,625	$6,806	$7,360
Gross margin	1,735	1,848	1,935	1,967
Income from continuing operations	624	790	641	828
Net income attributable to Raytheon Company	633	800	644	832
EPS from continuing operations attributable to Raytheon Company common stockholders(1)
Basic	$2.20	$2.78	$2.25	$2.93
Diluted	2.20	2.78	2.25	2.93
EPS attributable to Raytheon Company common stockholders(1)
Basic	2.20	2.78	2.25	2.93
Diluted	2.19	2.78	2.25	2.93
Workdays(2)	64	64	63	58
(1)	EPS is computed independently for each of the quarters presented; therefore, the sum of the quarterly EPS may not equal the total computed for each year.
(2)	Number of workdays per our fiscal calendar, which excludes holidays and weekends.
(3)
In the third quarter of 2018, we recognized a non-cash pension settlement charge of $288 million for certain Raytheon-sponsored pension plans that purchased a group annuity contract from an insurance company to transfer some of our outstanding pension benefit obligations.